Agreement for Purchase of Assets by and among
Annaco, Inc., 943 Hazel LLC, Ocanna Plant II LLC,
Metalico Akron, Inc., and Metalico Akron Realty, Inc.

Table of Contents

Page

Article 1 Purchase of Assets Section 1.1 Section 1.2 Section 1.3 Section 1.4 Section 1.5 Article 2 Purchase Price Section 2.1 Section 2.2 Section 2.3	Assets Description Contracts Excluded Property Conveyance of Title Liabilities Amount and Payment Inventory Adjustment Allocation

Article 3 Sellers’ Representations and Warranties
Section 3.1
Section 3.2
Section 3.3
Section 3.4
Section 3.5
Section 3.6
Section 3.7
Section 3.8
Section 3.9
Section 3.10
Section 3.11
Section 3.12
Section 3.13
Section 3.14
Section 3.15
Section 3.16
Section 3.17
Section 3.18
Section 3.19
Section 3.20
Corporate Status
Authority
Ownership of Shares
No Conflicts
Financial Statements
Absence of Certain Changes
Liabilities
Tax Matters
Title to Property
Intellectual Property
Property Schedules
Real Property
Contracts
Insurance
Employment Matters
Employee Benefit Plans
Labor Relations
Proceedings and Orders
Compliance with Legal Requirements; Governmental Authorizations
Inventory

Article 4 Buyer Parties’ Representations and Warranties
Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5	Corporate Status Authorization Consent of Third Parties Proceedings and Orders Buyer’s Net Worth

Article 5 Covenants of Sellers
Section 5.1 Section 5.2 Section 5.3 Section 5.4 Section 5.5 Section 5.6 Section 5.7 Section 5.8 Section 5.9	Sellers’ Closing Certificate Conduct of Business Forbearance by Sellers Location of Property Access Name Change Covenant Against Competition Real Property Title Insurance Reasonable Best Efforts

Article 6 Conditions Precedent to Obligations of Buyer Parties
Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5 Article 7 Covenants of Buyer Section 7.1 Section 7.2 Section 7.3 Section 7.4	Representations and Warranties True and Accurate as of Closing
Title
Performance of Obligations of Seller
Legal and Insolvency Proceedings
Termination of Employment Agreements

Buyer’s Closing Certificate
Reasonable Best Efforts
Buyer’s Operation of the Business
Administrative Assistance

Article 8 Conditions Precedent to Obligations of Sellers
Section 8.1
Section 8.2
Section 8.3
Section 8.4
Article 9 Closing
Section 9.1
Section 9.2
Section 9.3
Section 9.4
Section 9.5
Section 9.6
Section 9.7
Article 10 Indemnification
Section 10.1
Section 10.2
Section 10.3
Section 10.4
Section 10.5
Section 10.6
Section 10.7
Section 10.8
Article 11 Termination
Section 11.1
Section 11.2
Representations and Warranties True and Accurate as of Closing
Payment of Purchase Price
Performance of Obligations of Buyer
Legal and Insolvency Proceedings

Time and Place
Deliveries by Sellers
Deliveries by Buyer Parties
Prorations
Additional Actions
Sellers’ Closing Costs
Buyer Parties’ Closing Costs

Indemnification by Sellers
Indemnification by Buyer
Time Limitations
Limitations on Sellers’ Indemnification Obligations
Procedure for Indemnification – Third Party Claims
Procedure for Indemnification – Other Claims
Annaco’s Net Worth
Limitation on Buyer Parties’ Indemnification Obligations

Termination Events
Effect of Termination

Article 12 Miscellaneous Provisions
Section 12.1
Section 12.2
Section 12.3
Section 12.4
Section 12.5
Section 12.6
Section 12.7
Section 12.8
Section 12.9
Section 12.10
Section 12.11
Section 12.12
Section 12.13
Section 12.14
Section 12.15
Section 12.16
Section 12.17
Section 12.18
Section 12.19
Section 12.20
Section 12.21
Section 12.22
Construction
Survival of Representations and Warranties
Notices
Successors and Assigns
No Third Party Beneficiaries
Damage or Destruction of Assets; Eminent Domain
Governing Law
Counterparts and Facsimiles
Waivers
Books and Records
Time of Essence
Public Announcement
Integration and Amendment
Joint Preparation
Non-foreign Status
Confidentiality
Disclosure Exhibits
Severability
Disclaimer
Expenses
Joint and Several Liability
Tax-Deferred Exchange

Article 13 Employees and Employee Benefits
Section 13.1 Section 13.2 Section 13.3 Section 13.4	Employment of Annaco’s Employees by Buyer Salaries and Benefits Workers’ and Unemployment Compensation Successor Employer

Article 14 Environmental Matters
Section 14.1 Section 14.2 Section 14.3 Section 14.4	OEPA Claims Mound Removal Buyer’s Environmental Obligations Environmental Authorizations

Exhibits

Exhibit A
Exhibit B
Exhibit C
Exhibit 1.1(b)
Exhibit 1.1(c)
Exhibit 1.1(f)
Exhibit 1.2(a)
Exhibit 1.3(a)
Exhibit 1.3(b)
Exhibit 1.4(a)
Exhibit 1.5(a)(2)
Exhibit 2.1(e)-(1)
Exhibit 2.1(e)-(2)
Exhibit 3.1
Exhibit 3.3
Exhibit 3.4
Exhibit 3.5(a)
Exhibit 3.5(b)
Exhibit 3.5(c)
Exhibit 3.5(d)
Exhibit 3.9
Exhibit 3.11(a)
Exhibit 3.11(c)
Exhibit 3.11(d)
Exhibit 3.12
Exhibit 3.13
Exhibit 3.14
Exhibit 3.15
Exhibit 3.16
Exhibit 3.17
Exhibit 3.18
Exhibit 3.19
Exhibit 3.20
Exhibit 5.8
Exhibit 14.1
Exhibit 14.2
Description of 943 Real Property
Description of Ocanna Real Property
Membership Interest Purchase Agreement
Equipment
Intellectual Property
Prepaid Expenses
Contracts to be Assigned
Excluded Property
Excluded Contracts
Form of Bill of Sale, Assignment and Assumption
Accrued Vacation
Metalico Corporate Charges
Excluded Expenses
Annaco’s Foreign Qualification
Ownership of Equity Interests
Required Consents of Governmental Bodies
Annaco November 30, 2004 Financial Statements
Annaco November 30, 2005 Financial Statements
Annaco November 30, 2006 Financial Statements
Annaco May 31, 2007 Financial Statements
Encumbrances
Leased Equipment
Licensed Intellectual Property
Tangible Personal Property not Owned or Leased
Real Property Disputes
Contracts
Insurance
Employment Matters
Benefit Plans
Labor Relations
Proceedings and Orders
Governmental Authorizations and Legal Requirements
Consigned Inventory
Permitted Encumbrances
Description of Current OEPA Claims
Escrow Agreement

Assets Purchase Agreement

This agreement (“Agreement”) is entered as of June 29, 2007, by and among Metalico Akron, Inc., an Ohio corporation (“Buyer”), Metalico Akron Realty, Inc., an Ohio corporation (“Akron Realty”) (Buyer and Akron Realty being sometimes collectively referred to herein as the “Buyer Parties”) and Annaco, Inc., an Ohio corporation with its principal place of business located at 943 Hazel Street, Akron, Ohio (“Annaco”), 943 Hazel LLC, an Ohio limited liability company (“943”) and Ocanna Plant II LLC, an Ohio limited liability company (“Ocanna”); (943 and Ocanna are sometimes collectively referred to herein as the “LLC Affiliates;” Annaco and the LLC Affiliates are sometimes collectively referred to herein as “Sellers”). The references to Annaco in this Agreement include the corporation formerly known as Annaco whose name is changed pursuant to Section 5.6 of this Agreement.

Recitals

A. Annaco owns and operates a business of procuring ferrous and nonferrous scrap metal, including engine blocks, from various sources and processing it into a reusable form for its customers (“Business”); and

B. 943 and Ocanna, respectively, own parcels of real estate located at 943 Hazel Street, Akron, Ohio, a legal description of which is attached hereto as Exhibit A (the “943 Real Property”), and 888 Hazel Street, Akron, Ohio, a legal description of which is attached hereto as Exhibit B (the “Ocanna Real Property”) (the 943 Real Property and the Ocanna Real Property are collectively referred to herein as the “Real Property”) which they lease to Annaco, and on which Annaco operates the Business; and

C. Annaco desires to sell to Buyer, and Buyer desires to purchase from Annaco, substantially all of Annaco’s assets used in the Business; and

D. 943 desires (i) immediately prior to Closing, to transfer the 943 Real Property to a newly formed, wholly owned subsidiary of 943 (“943 Sub”) and (ii) at Closing, to sell to Akron Realty, an Affiliate of Buyer, all of the issued and outstanding membership interest in 943 Sub (the “943 Sub Membership Interest”), and Akron Realty desires to purchase the 943 Sub Membership Interest pursuant to a Membership Interest Purchase Agreement in substantially the form attached hereto as Exhibit C; and

E. Ocanna desires (i) immediately prior to Closing, to transfer the Ocanna Real Property to a newly formed, wholly owned subsidiary of Ocanna (“Ocanna Sub”) and (ii) at Closing, to sell to Akron Realty all of the issued and outstanding membership interest in Ocanna Sub (the “Ocanna Sub Membership Interest” and, together with the 943 Sub Membership Interest, the “Membership Interests”), and Akron Realty desires to purchase the Ocanna Sub Membership Interest pursuant to a Membership Interest Purchase Agreement in substantially the form attached hereto as Exhibit C; and

F. The parties to this Agreement hereby acknowledge and agree that (i) the purchase of the Membership Interests by Akron Realty is a condition to the closing of the transactions contemplated under this Agreement and (ii) the closing of the transactions contemplated under this Agreement is a condition to the purchase of the Membership Interests by Akron Realty; and

G. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Appendix attached hereto.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and mutual promises contained herein, the parties hereto agree as follows:

Article 1

Purchase of Assets

Section 1.1 Assets Description. Upon the terms and subject to the conditions set forth in this Agreement, except for the Excluded Property (defined in Section 1.3 hereof), on the Closing Date and effective as of the Effective Time (i) the LLC Affiliates must sell to Akron Realty, and Akron Realty must buy from the LLC Affiliates, the Membership Interests, and (ii) Annaco must sell to Buyer, and Buyer must purchase from Annaco, all of Annaco’s right, title, and interest in and to the assets Annaco uses to conduct the Business, wherever located, including, without limitation, the following (the “Property”):

(a)	all inventory of ferrous and nonferrous scrap, raw materials, work in process, and finished goods on hand as of the Effective Time (“Inventory”);

(b)	all tangible personal property other than the Inventory including the equipment, machinery, fixtures, furniture, automobiles, trucks, tractors, trailers and containers, office equipment, computer hardware, and tools listed on Exhibit 1.1(b) (“Equipment”) and all packaging materials and supplies, and other materials and supplies, used by Annaco in the production of finished goods, on hand as of the Effective Time;

(c)	all of Annaco’s rights, title and interest in and to Annaco’s Intellectual Property, including the Marks and Net Names included on Exhibit 1.1(c);

(d)	all Governmental Authorizations held by Annaco and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

(e)	all customer lists and records, sales and purchase order files, engineering, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, service awards and honors, studies, reports, correspondence and other similar documents and records and all personnel records (“Records”);

(f)	the prepaid expenses as of the Effective Time listed on Exhibit 1.1(f) attached (“Prepaids”) to be prorated in accordance with Section 9.4;

(g)	all goodwill; and

(h)	the contract rights as described in Section 1.2 below and all documents relating thereto.

Section 1.2 Contracts. Except for the Excluded Property, Annaco must assign to Buyer on the Closing Date all of Annaco’s right, title, and interest in and to:

(a)	all contracts, leases and license agreements to which Annaco is a party, including, without limitation, those identified on Exhibit 1.2(a), together with any other contracts, leases or license agreements entered into by Annaco in the ordinary course of business or approved by Buyer in writing after the date of this Agreement and prior to the Effective Time;

(b)	all of Annaco’s unfilled sales commitments as of the Effective Time;

(c)	all of Annaco’s unfilled purchase orders as of the Effective Time; and

(d)	Annaco’s collective bargaining agreement with UNITE HERE 463 effective June 26, 2005 through June 25, 2008 (the “Union Contract”).

(The contracts, leases and license agreements to be assigned to Buyer hereunder are collectively referred to as the “Contracts”.) At Closing, Buyer must accept such assignment and assume as of the Effective Time all obligations of Annaco under the Contracts pursuant to the Bill of Sale (defined in Section 1.4).

Section 1.3 Excluded Property. Buyer will not be purchasing those assets of Annaco listed on Exhibit 1.3(a)  attached and all of Annaco’s cash (which includes checks received by or in transit to Annaco prior to the Effective Time), bank deposits, money market accounts, securities in publicly traded companies, claims for Tax refunds and other refunds pertaining to payments of expenses made by Annaco prior to the Effective Time, Tax Returns, Tax and other deposits, and Tax records, accounts and other receivables (which include all purchase orders for inventory filled by Annaco prior to the Effective Time), Annaco’s corporate and share record books, all insurance policies and rights thereunder (including, without limitation, premium refunds resulting from cancellations at or after Closing), the rights of Annaco under this Agreement and any documents executed in connection herewith, any consulting or employment agreements to which Annaco is a party and the other contracts, leases or license agreements listed on Exhibit 1.3(b), if any, and Annaco’s issued and outstanding common shares and any shares held in treasury (herein collectively referred to as “Excluded Property”).

Section 1.4 Conveyance of Title. Annaco will convey to Buyer title to the Property by executing and delivering a bill of sale, assignment and assumption (“Bill of Sale”) substantially in the form of Exhibit 1.4(a) attached. Immediately prior to Closing, (a) Ocanna will transfer the Ocanna Real Property to Ocanna Sub and (b) 943 will transfer the 943 Real Property to 943 Sub, in each case pursuant to an Ohio statutory form limited warranty deed (the “Deeds”). At Closing, the LLC Affiliates will assign, transfer and sell the Membership Interests to Akron Realty on the terms and conditions set forth herein and in the Membership Interest Purchase Agreements (as defined in Section 9.2(e)). Buyer may obtain, at Buyer’s sole option and expense, an ALTA/ACSM Land Title Survey of either Real Property (a “Survey”), and the perimeter legal descriptions of the land prepared and certified by the surveyor shall, if required by Buyer, be used in the Deeds. If Buyer does not obtain a Survey, the legal descriptions attached to the Title Commitment referred to in Section 5.8 as they may be modified by GBC Design, Inc. will be used in the Deeds.

Section 1.5 Liabilities.

(a)	On the Closing Date, but effective as of the Effective Time, Buyer will assume by the execution and delivery of the Bill of Sale referenced above:

(1)	All obligations pertaining to the operation of the Business and Real Property first arising or accruing on or after the Effective Time;

(2)	Annaco’s accrued obligations as of the Effective Time to provide the accrued vacation to the Transferred Employees (as defined in Section 13.1(a)) set forth on Exhibit 1.5(a)(2);

(3)	Annaco’s liability for breach of warranty to its customers to the extent the liability thereunder does not require Buyer to take any action other than provide replacement material to its customers; and

(4)	Annaco’s duties and obligations under the Contracts to the extent they first arise from and after the Effective Time.

The liabilities to be assumed by Buyer under this Section 1.5(a) are referred to in this Agreement as the “Assumed Liabilities”. All liabilities of the Sellers other than the Assumed Liabilities are referred to herein as the “Retained Liabilities”. For the avoidance of doubt, except as provided in Section 1.5(a), Buyer does not assume and will not become responsible for any obligation, duty, commitment, claim or liability of Annaco arising out of the employment relationship between Annaco and any of its employees or former employees accruing prior to the Effective Time, and all such liabilities shall be deemed Retained Liabilities.

(b)	Buyer will not assume any of the LLC Affiliates’ liabilities and will not assume any of Annaco’s liabilities other than the Assumed Liabilities.

Section 1.6 Third Party Consents. To the extent that Annaco’s rights under any Contract or any other portion of the Property may not be assigned without the Consent of another person, this Agreement and the other Transaction Documents shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Contract or other Property in question so that Buyer would not acquire the benefit of all such rights, Annaco shall for a period of 12 months after Closing at no out-of-pocket cost to Annaco, use its Reasonable Best Efforts to act after the Closing to provide to Buyer the benefit of all such rights thereunder and shall cooperate with Buyer in any mutually agreeable arrangements to provide the benefit of all such rights to Buyer.

Article 2

Purchase Price

Section 2.1 Amount and Payment.

(a)	In consideration for the sale of the Membership Interests by the LLC Affiliates to Akron Realty, Akron Realty will pay the LLC Affiliates the aggregate sum of $2,200,000 pursuant to the Membership Interest Purchase Agreements. In consideration for the sale of the Property by Annaco to Buyer, Buyer will pay Sellers the sum of $29,627,000 (the “Tentative Purchase Price”) plus or minus the Inventory Adjustment Amount as determined in accordance with Section 2.2 below. The Tentative Purchase Price plus or minus the Inventory Adjustment Amount is referred to herein as the “Purchase Price” and the sum of the Purchase Price and the Assumed Liabilities is referred to as the Purchase Consideration. A portion of the Purchase Price will be paid into escrow if required by Section 14.2 hereof. Subject to Section 2.2(d), at Closing, the Buyer will pay the Purchase Price to the Sellers as provided for in Section 2.1(g).

(b)	Subject to Section 2.1(c), as additional consideration for the sale of the Property, for the fiscal years ending November 30, 2007, December 31, 2008 and December 31, 2009, respectively, Buyer will make an annual payment to Annaco (“Annual Earnout”), based on the performance of the Business during such fiscal years. If EBITDA generated by the Business for any such fiscal year exceeds $7,500,000 (or the reduced amount provided for in Section 2.1(c)) (the “EBITDA Floor”), Buyer will pay Annaco the product of (i) $75,000 multiplied by (ii) the whole number determined by dividing the Excess EBITDA for the applicable period by $100,000 and rounding up to the next highest whole number.

(c)	The Annual Earnout for the fiscal year ending November 30, 2007 will be computed so that only the EBITDA earned for the period beginning on the Closing Date and ending November 30, 2007 (the “Post-Closing 2007 EBITDA”) will be used in the computation of the Annual Earnout and the EBITDA Floor will be proportionately reduced by multiplying $7,500,000 by a fraction, the numerator of which is the number of days from and after the Closing Date to and including the last day of fiscal 2007, and the denominator of which is 365. As an example, if the EBITDA for the remainder of fiscal 2007 after the Closing Date is $5,000,000 and assuming there were 183 days during such period, then the Earnout for the remainder of fiscal 2007 would be $75,000 x 13 = $975,000, where the whole number 13 is calculated as follows: ($5,000,000 – (183/365 x 7,500,000))/$100,000. If EBITDA from December 1, 2006 until (but not including) the Closing Date (“Pre-Closing 2007 EBITDA”) is less than the Pre-Closing EBITDA Target, for purposes of calculating the Annual Earnout for the fiscal year ending November 30, 2007, Post-Closing 2007 EBITDA shall be decreased by one-half (1/2) of the amount equal to the Pre-Closing EBITDA Target minus the Pre-Closing 2007 EBITDA. For purposes hereof, the “Pre-Closing EBITDA Target” means an amount equal to $7,500,000 multiplied by a fraction, the numerator of which equals the number of days elapsed from December 1, 2006 to (but not including) the Closing Date, and the denominator of which equals 365.

(d)	The parties agree to reasonably cooperate with each other in connection with the determination of each Annual Earnout. The Annual Earnout calculation in each case will be based upon a compilation by Buyer’s auditors of internally prepared financial statements, and will be subject to review by Annaco’s accountants. Buyer shall deliver to Annaco its calculation of the Annual Earnout (“Buyer’s Earnout Calculation”) within 90 days following the expiration of the applicable fiscal year or, if no Annual Earnout payment will be made in respect of any fiscal year, Buyer shall within such 90 day period notify Annaco that no such payment will be made and provide Annaco with a calculation of EBITDA demonstrating that no such payment is due. Unless Annaco delivers a Notice of Disagreement in accordance with Section 2.1(f), Buyer’s Earnout Calculation for the applicable year shall be binding on the parties and Buyer shall pay to Annaco the Annual Earnout, if any, reflected in Buyer’s Earnout Calculation within 15 days following expiration of the Initial Review Period (as defined in Section 2.1(f)). Buyer must provide along with such calculations the work papers that relate thereto.

(e)	For purposes of the Annual Earnout calculation, “EBITDA” is defined as earnings from operation of the Business determined in accordance with GAAP (except that the Buyer’s beginning inventory for purposes of determining EBITDA will be the Inventory Amount determined in accordance with Section 2.2) disregarding interest, income taxes, depreciation, amortization, charges for discontinued operations, losses which are the subject of indemnification under Section 10.1 to the extent a Buyer Indemnified Party receives payments in respect thereof, extraordinary or unusual items, and any corporate charges assessed against the Business by affiliates of Buyer, provided that EBITDA shall be reduced by (i) for the fiscal year ending November 30, 2007 an amount equal to $75,000 and (ii) for each of the fiscal years ending December 31, 2008 and December 31, 2009, an amount equal to $300,000, in each case to represent corporate charges allocated by Metalico, Inc. to the Business and Buyer. Buyer shall not be required to present any evidence of such charges. Included among the corporate charges of Buyer’s affiliates that will not be charged against earnings in determining EBITDA are the items listed on Exhibit 2.1(e)-(1) attached hereto. The items set forth on Exhibit 2.1(e)-(2) shall not be taken into account as an expense in the calculation of Pre-Closing 2007 EBITDA. If a Buyer Indemnified Party receives insurance proceeds after December 31, 2009 that relate to a loss that was taken into account as a subtraction from earnings in the calculation of EBITDA for purposes of determining the Annual Earnout, the parties will equitably adjust the Annual Earnout for the fiscal year during which the loss giving rise to such insurance recovery was charged as if the amount of such insurance proceeds was received during such fiscal year, and the Buyer will make an appropriate payment to Annaco within 60 days of the receipt of such insurance proceeds.

(f)	In the event of any dispute between the parties regarding the Annual Earnout calculation, the matter will be resolved as follows:

(1)	In the event that Annaco disagrees with Buyer’s determination of the Annual Earnout for any fiscal year or portion thereof, or Buyer’s determination that there is no Annual Earnout, Annaco shall deliver to Buyer a written notice of objection (the “Notice of Disagreement”) within 30 days (the “Initial Review Period”) of the receipt of Buyer’s calculation of EBITDA, the Annual Earnout (if applicable), and the work papers as provided for in Section 2.1(b), which notice shall state the adjustments proposed by Annaco and shall include Annaco’s calculation thereof (“Annaco’s Adjustment Amount”). (The 30-day period referred to in the previous sentence will not begin to run until Annaco has been granted access under Section 12.10 to any information it deems relevant to the determination of the Annual Earnout and EBITDA.) Buyer shall have 15 days from receipt of a Notice of Disagreement to accept or reject Annaco’s Adjustment Amount. If Buyer rejects Annaco’s Adjustment Amount, within 10 days thereafter, the dispute shall be submitted for determination by a third party certified public accounting firm reasonably acceptable to Buyer and Annaco and not then providing services to Buyer or Annaco or any of their respective Affiliates (the “Independent Accountants”), with instructions that such determination shall be made accurately in accordance with the provisions hereof, as consistently applied, within 30 days after submission to the Independent Accountants; and the Independent Accountants’ determination shall be final, conclusive and binding on Annaco and Buyer (the amount determined by the Independent Accountants being hereinafter called the “Adjusted Earnout Amount”). In the event Buyer and Annaco fail to select the Independent Accountants within 10 days after Buyer’s rejection of Annaco’s Adjustment Amount, the Independent Accountants will be selected through a lottery drawing at random from the list of the 100 largest public accounting firms not then providing services to Buyer or Annaco or any of their respective Affiliates. Buyer and Annaco agree to share equally the cost and expenses of the Independent Accountants, but each party shall bear its own legal and other expenses, if any.

(2)	Following either Buyer’s acceptance of Annaco’s Adjustment Amount, or the determination of an Adjusted Earnout Amount by the Independent Accountants, as applicable, payment shall be made by Buyer to Annaco of the Earnout Amount, as adjusted if applicable, by wire transfer within 15 days after the last to occur of (i) Buyer’s acceptance of Annaco’s Adjustment Amount or failure to reject Annaco’s Adjustment Amount within 15 days of receipt of a Notice of Disagreement; or (ii) notice to Annaco and Buyer of the determination of the Adjusted Earnout Amount by the Independent Accountants.

(g)	All payments under this Section 2.1 and under Section 2.2 will be made by wire transfer to one or more accounts specified by Annaco in writing prior to the applicable payment date.

Section 2.2 Inventory Adjustment.

(a)	To the extent that the Inventory Amount (as defined below) as of the Closing Date, exceeds $1,700,000, the Tentative Purchase Price shall be increased by the amount of such excess, and to the extent that the Inventory Amount is less than $1,700,000, the Tentative Purchase Price shall be decreased by the amount of such deficiency (such positive or negative amount hereinafter referred to as the “Inventory Adjustment Amount”). For purposes hereof, “Inventory Amount” means (i) the cost of the inventory as of the Closing Date, as determined in accordance with the provisions of this Section 2.2 below and consistent with the methodology used in preparing the November 30, 2006 Financial Statements (as defined in Section 3.5), which the parties acknowledge and agree includes certain allocated charges above just the purchase cost, except that no adjustment will be made to reflect any market pricing of the Inventory, multiplied by (ii) 0.9.

(b)	A physical inventory shall be conducted in good faith by the parties as of the Closing Date (which the parties will begin on June 29) for purposes of determining the Inventory Amount. The Inventory Amount shall be determined based on such physical inventory using the aggregate cost of Annaco’s Inventory as of the Effective Time calculated in the manner described in this Section 2.2, and the Inventory Adjustment Amount, as so determined, shall be added to or deducted from the Tentative Purchase Price, as the case may be, based on such calculation.

(c)	Annaco and Buyer will attempt in good faith to agree on the Inventory Amount and the Inventory Adjustment Amount as of the Effective Time before the Closing Date. If the parties cannot agree on the Inventory Amount and the Inventory Adjustment Amount before the Closing Date, each of Annaco and Buyer will (i) for a period of thirty (30) days following the Closing Date, cooperate in good faith to mutually agree upon the Inventory Amount and the Inventory Adjustment Amount and (ii) if the parties cannot reach an agreement during such thirty (30) day period, submit its determination of the Inventory Amount to a mutually agreed upon referee (the “Referee”) and the Referee shall make the final determination thereof. Such determination shall be made in accordance with the provisions hereof within 30 days after submission to the Referee; and the Referee’s determination shall be final, conclusive and binding on Annaco and Buyer. Buyer and Annaco agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any.

(d)	If Annaco and Buyer do not agree upon the Inventory Amount on the Closing Date, Buyer will pay Sellers an amount at Closing based on an estimated Inventory Adjustment Amount equal to $2,350,000 (which assumes an Inventory Amount equal to $4,500,000 x 0.9 = $4,050,000) (the “Estimated Inventory Adjustment Amount”). Following the determination of the Inventory Amount by the parties or the Referee, as the case may be, after Closing, payment of the difference between the actual Inventory Adjustment Amount and the Estimated Inventory Adjustment Amount paid at Closing shall be made by Buyer to Annaco or Annaco to Buyer by wire transfer within 15 days after the final determination of the Inventory Amount by the parties or the Referee, as the case may be.

Section 2.3 Allocation. Sellers and Buyer acknowledge and agree that: (a) $25,000 of the Purchase Consideration constitutes consideration for the noncompetition covenant contained in Section 5.7; (b) the amount of the Purchase Price allocated to Inventory will be the Inventory Amount; and (c) after the Closing, each party shall make all filings, declarations and reports required by the IRS in respect of the Contemplated Transactions, including IRS Form 8594 and the filings, declarations and reports required to be filed under Section 1060 of the IRC and all regulations and rulings related thereto. All payments of the Annual Earnout will be allocated to goodwill. After the Closing, Buyer will grant an appraiser appointed by Annaco with access to the Property during business hours upon reasonable advance notice so that the appraiser can determine the value thereof.

Article 3

Sellers’ Representations and Warranties

Sellers represent and warrant to Buyer as follows:

Section 3.1 Corporate Status. Annaco is a corporation and the LLC Affiliates are limited liability companies, duly organized, validly existing, and in good standing under the laws of the state of Ohio and each has the corporate or limited liability company power and authority, as applicable, to own its properties and to conduct its business as now being conducted, and to perform all its obligations under any contracts to which it is a party. On Exhibit 3.1 is set forth a list of those states in which Annaco is qualified to do business. Neither Annaco nor either of the LLC Affiliates has any subsidiaries or owns any shares or other equity interests in any other corporations, partnerships, limited liability companies, joint ventures, or other entities (except for equity interests in publicly traded companies, which are part of the Excluded Assets).

Section 3.2 Authority. All necessary corporate or limited liability company action has been taken by each Seller with respect to the execution, delivery and performance by such Seller of this Agreement and the documents and agreements executed pursuant to this Agreement (the “Transaction Documents”) and the consummation of the Contemplated Transactions. This Agreement is legally binding upon each Seller, and each Seller has all requisite corporate or limited liability company power, authority, and capacity, as applicable, to execute and deliver this Agreement and the other Transaction Documents, and to perform all of its obligations hereunder.

Section 3.3 Ownership of Shares. The shareholders of Annaco and B.H.B. Land Company (which is the sole member of the LLC Affiliates), respectively, are listed on Exhibit 3.3.

Section 3.4 No Conflicts. The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents and the consummation by the Sellers of the Contemplated Transactions in accordance with the terms hereof do not and will not (a) to the Sellers’ Knowledge, require the Consent of any Governmental Body except as described on Exhibit 3.4 or (b) violate or conflict with or result in a breach of the terms, conditions or provisions of the articles of incorporation, code of regulations, operating agreement or other governing instrument of any Seller.

Section 3.5 Financial Statements. To Sellers’ Knowledge, the balance sheets, income statements and related schedules and footnotes for Annaco’s fiscal periods ended November 30, 2004, November 30, 2005, November 30, 2006 and for the interim period ended May 31, 2007 (“Financial Statements”) attached as Exhibits 3.5(a)-(d) were prepared in accordance with GAAP and fairly reflect the financial condition of Annaco as of the dates indicated thereon, and the results of the operations of Annaco for the respective fiscal periods then ended, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of notes.

Section 3.6 Absence of Certain Changes. Since the date of the last Financial Statement, except as contemplated by this Agreement, (a) Annaco has operated its Business in the ordinary course consistent with past practice, (b) to the Sellers’ Knowledge there has been no material adverse change in the Property, the Real Property or in the operation, performance, or financial condition of the Business (disregarding changes in the economy generally and the scrap markets or industry in particular), (c) Annaco has not increased the compensation or benefits of any employees other than increases in the ordinary course of the Business, (d) Annaco has not sold, transferred, licensed or otherwise disposed of, or agreed to sell, transfer, license or otherwise dispose of, any of Annaco’s assets except sales of Inventory in the ordinary course of the Business consistent with past practice, (e) Annaco has not changed any of the accounting methods used in the Business, and (f) Annaco has not agreed or committed to do any of the foregoing.

Section 3.7 Liabilities. To the Sellers’ Knowledge, as of the date of the last Financial Statement, Annaco did not have any liabilities which were required to be disclosed thereon and which were not so disclosed, with the possible exception of the OEPA Claim, as described in Section 14.1 below. Since the date of the last Financial Statement, to the Sellers’ Knowledge, Annaco has not incurred any material liabilities not in the ordinary course of the Business that will be binding on Buyer after Closing.

Section 3.8 Tax Matters. Sellers have duly and timely filed all Tax Returns required to be filed by them and have paid all Taxes due or claimed to be due by any Governmental Body. All Taxes that Sellers are required to withhold or collect have been withheld and, to the extent required, paid to the appropriate Governmental Body. There are no pending Tax examinations of, or Tax claims asserted against, Annaco or its Affiliates. Annaco has not granted any extension of any limitation period applicable to Tax claims which extension is still in effect. The LLC Affiliates are disregarded entities for federal and state of Ohio income tax purposes who are not required to file any income Tax Returns or pay any federal or state income Taxes and their sole member has timely filed all Tax Returns required to be filed by it and has paid all Taxes due or claimed to be due by any Governmental Body with respect to the income generated by the Real Property.

Section 3.9 Title to Property. Except as disclosed on Exhibit 3.9, (i) Annaco has title to all of its Inventory, Equipment, Records, and goodwill free and clear of all liens and encumbrances except liens for Taxes and assessments not yet due and payable, and (ii) Annaco has not granted any rights in, or liens or encumbrances upon, any of its other Property.

Section 3.10 Intellectual Property. To the Sellers’ Knowledge, no person is infringing any of Annaco’s Intellectual Property rights, and Annaco is not infringing the intellectual property rights of any other person. No person has notified Annaco in writing of a claim that Annaco’s use of any of Annaco’s Intellectual Property infringes the rights of any other person, which claim remains unresolved.

Section 3.11 Property Schedules.

(a)	Exhibit 3.11(a) is a list of all machinery, motor vehicles, equipment, furniture, office equipment, computer hardware and other tangible personal property leased to Annaco, including information as to the location of that property, as well as an identification of the lessor thereof, and a cross-reference to the lease agreements therefor listed on Exhibit 1.2(a).

(b)	Exhibit 1.1(c) is a list of all of Annaco’s registered Marks and Net Names, including a description of any registrations or applications concerning the foregoing. Annaco has no issued Patents or pending Patent applications or registered copyrights or pending applications therefor.

(c)	Exhibit 3.11(c) is a description of all Intellectual Property, if any, licensed by Annaco as licensee, an identification of the licensor, and a cross reference to the license agreements relating thereto on Exhibit 1.2(a).

(d)	Exhibit 3.11(d) is a list of all tangible personal property, if any, used by Annaco in the operation of its Business which is not owned or leased by Annaco and identifies the location of that property, the owner thereof, and a cross reference to any agreements relating to that property to which Annaco is a party that are listed on Exhibit 1.2(a).

Section 3.12 Real Property.

(a)	Annaco owns no real property. Annaco does not lease any real property other than the Real Property, which Annaco leases from the LLC Affiliates.

(b)	Except as disclosed on Exhibit 3.12, there are no disputes pending or, to Sellers’ Knowledge, threatened between Annaco and any contractor over payment for services, material or work supplied to the Real Property. Except as disclosed on Exhibit 3.12, all bills of all contractors, subcontractors or materialmen relating to services, material or work supplied to the Real Property have been fully paid or will be fully paid when due.

(c)	The LLC Affiliates have not been notified in writing of future improvements by any public authority, any part of the cost of which would be assessed against the Real Property.

Section 3.13 Contracts. Except for the contracts listed on Exhibits 1.2(a), 1.3, 3.13, 3.14, 3.15 and 3.16., no Seller is a party to any of the following types of contracts that will survive the Effective Time and be binding on Buyer:

(a)	management, employment, or consulting contract;

(b)	agreements or commitments with any present or former owner, employee, director or Affiliate of Annaco or the Business;

(c)	collective bargaining or other labor agreement;

(d)	real property lease, bailment agreement or material personal property lease;

(e)	agreement involving the sharing of profits or losses;

(f)	noncompetition or confidentiality agreement;

(g)	guarantee of the obligation of another or indemnity agreement (excluding guaranty or indemnification provisions of sales commitments or purchase orders);

(h)	distributorship, manufacturer’s representative, or other type of agency agreement;

(i)	license (other than a license for off the shelf software available upon the same terms to all customers), or know-how or technology transfer agreement; or

(j)	any other agreement, contract or commitment relating to the Business that (i) continues for more than 6 months from the date hereof, (ii) involves payments in excess of $50,000 in the aggregate (excluding contracts for the purchase or sale of inventory entered into in the ordinary course of the conduct of the Business) or (iii) is otherwise material to the Business or Annaco.

The Contracts to be assigned to and assumed by Buyer are in full force and effect and Annaco and, to the Sellers’ Knowledge, the other parties thereto are not in default thereof in any material respect. The only contracts to which the LLC Affiliates are parties are the leases of the Real Property to Annaco (“Real Property Leases”) which will be terminated as of the Effective Time.

Section 3.14 Insurance. Exhibit 3.14 contains a list of all of Annaco’s, and the LLC Affiliates’ insurance policies and all claims that have been made thereunder since January 1, 2006, together with an explanation of whether the claims have been resolved and, if so, how they were resolved. All listed insurance policies are in full force and effect and all premiums due thereunder have been paid on a timely basis. Neither Annaco nor either of the LLC Affiliates have been notified by any representative of any insurer of the existence of any ground for cancellation of the policies or for the reduction of coverages provided thereby.

Section 3.15 Employment Matters. Exhibit 3.15 contains a complete and accurate list of the names, position, service date, classification (full-time, part-time, leased or temporary), status (active, leave of absence or other status) and annual compensation rate, bonus, commission and other incentive compensation related to the fiscal year ending November 30, 2006 for each employee of Annaco. There has not been any general increase made or promised in the level or rate of salaries or other compensation of any of Annaco’s employees from those set forth on Exhibit 3.15. Exhibit 3.15 contains a list of all written employment contracts between Annaco and any employee thereof. The LLC Affiliates have no employees, and have never had any employees and do not and have never sponsored, maintained, contributed to or been required to contribute to any Benefit Plans.

Section 3.16 Employee Benefit Plans.

(a)	Exhibit 3.16 lists all of Annaco’s Benefit Plans. Annaco has delivered to Buyer true and complete copies of all plan documents, amendments thereto, insurance contracts and trust agreements related to Annaco’s Benefit Plans, current summary plan descriptions, and annual reports with respect to Annaco’s Benefit Plans or summary descriptions of any such Benefit Plans not in writing. Neither Annaco nor any ERISA Affiliate has any commitment to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any current or former employee of Annaco, except as may be required by applicable law.

(b)	To the Sellers’ Knowledge, there are no Proceedings or claims (other than for routine benefits under the relevant provisions of a Benefit Plan), pending or, to Sellers’ Knowledge, threatened against any of the Benefit Plans or their assets.

(c)	All contributions that were required to be made by Annaco to the Benefit Plans have been made as of the date hereof, and Annaco has performed as of the date hereof all material obligations required to be performed by it under the Benefit Plans. To the Sellers’ Knowledge, all of the Benefit Plans have been operated in compliance in all material respects with their respective terms and all laws.

(d)	With respect to each Benefit Plan, to the Sellers’ Knowledge, no transaction prohibited under Section 406 of ERISA and no “prohibited transaction” under IRC § 4975(c) has occurred.

(e)	No Benefit Plan is subject to IRC § 412.

(f)	Except as listed on Exhibit 3.16, no Benefit Plan is subject to Title IV of ERISA, nor has Annaco or any ERISA Affiliate of Annaco ever been a sponsor of, or been obligated to make contributions to, any such Benefit Plan. Neither Annaco nor any ERISA Affiliates has in the most recent six-year period, with respect to any Multiemployer Plan, suffered or otherwise caused a “complete withdrawal” or “partial withdrawal,” as those terms are respectively defined in Sections 4203 and 5205 of ERISA.

(g)	All of Annaco’s “group welfare benefit plans,” as defined in Section 3(1) of ERISA, have been operated in all material respects in compliance with their provisions and the group continuation coverage requirements of IRC § 4980B to the extent such requirements are applicable. Except to the extent required by IRC § 4980B, Annaco does not provide health or welfare benefits, through the purchase of insurance or otherwise to any retired or former employees.

(h)	To the Sellers’ Knowledge, each Benefit Plan intended to be “qualified” within the meaning of IRC § 401(a) is so qualified and the trusts thereunder are exempt from taxation under IRC § 501(a).

(i)	To the Sellers’ Knowledge, Annaco does not have any accrued liability with respect to any Benefit Plan, other than for contributions, payments or benefits due in the ordinary course under the Benefit Plans, none of which are overdue. No event has occurred and no condition exists that would subject Buyer or the assets to be purchased hereunder, either directly or by reason of Annaco’s affiliation with any Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the IRC or other applicable laws with respect to any Benefit Plan.

(j)	Exhibit 3.16 contains a complete and accurate list of all former Annaco employees who have elected (or who are eligible to elect) to continue their coverage under Annaco’s medical, dental or other group health plan in accordance with the continuation coverage requirements of IRC § 4980B.

Section 3.17 Labor Relations. To the Sellers’ Knowledge, Annaco is in compliance in all material respects with all Legal Requirements relating to the employment of labor and there are no strikes, lockouts, work stoppages, picketing or slow downs, charges of unfair labor practices, pending or threatened against Annaco. Except for the Union Contract, Annaco is not a party to any collective bargaining agreement, no collective bargaining agreement is currently being negotiated by Annaco and, except for UNITE HERE 436, no union or collective bargaining unit represents any of Annaco’s employees. Except as disclosed on Exhibit 3.17, within the three year period preceding the date of this Agreement:

(a)	Annaco has not received any written complaints from any of its current or former employees that any of Annaco’s current or former employees engaged in unlawful harassment of the complaining employee; and

(b)	Annaco has not received any written complaints made by any of its current or former employees regarding alleged unlawful discrimination in their employment by Annaco.

Section 3.18 Proceedings and Orders. Except as disclosed on Exhibit 3.18, there are no Proceedings pending or threatened against any Seller, and no Seller is in default of any Order. There is set forth on Exhibit 3.18 a list of all Orders that have been imposed and remain outstanding against any Seller.

Section 3.19 Compliance with Legal Requirements; Governmental Authorizations. Except as disclosed on Exhibit 3.19 and as provided in Article 14, to the Sellers’ Knowledge, Sellers have acquired all Governmental Authorizations required for the operation of the Business, a list of which is set forth on Exhibit 3.19. Except as disclosed on Exhibit 3.19, no Seller has received a notice asserting a violation by it, or of its liability under, any Legal Requirement or Governmental Authorization which has not been resolved, or of a potential revocation, withdrawal, suspension, cancellation, or modification of any Governmental Authorization, and to the Sellers’ Knowledge, there are not pending any investigations involving possible violations thereof. Except as provided for in Article 14 of this Agreement, to Sellers’ Knowledge, the Business has been conducted in all respects in compliance with, and no Seller has violated, any Legal Requirements to which it is subject.

Section 3.20 Inventory. Except as otherwise disclosed on Exhibit 3.20, no items of Inventory reflected on the latest Financial Statement were held by Annaco on consignment from others.

Article 4

Buyer Parties’ Representations and Warranties

The Buyer Parties represent and warrant to Sellers as follows:

Section 4.1 Corporate Status. Each Buyer Party is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio.

Section 4.2 Authorization. All necessary corporate action has been taken by each Buyer Party with respect to the execution, delivery and performance by such Buyer Party of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions. This Agreement is legally binding upon each Buyer Party, and each Buyer Party has all requisite corporate power, authority, and capacity to execute and deliver the Agreement and the other Transaction Documents and to perform all of its obligations hereunder.

Section 4.3 Consent of Third Parties. The execution and delivery of this Agreement and the other Transaction Documents by the Buyer Parties and consummation of the Contemplated Transactions by the Buyer Parties do not require the Consent of any third party and will not result in a violation of, or default under, any contract, Legal Requirement, or Order by which any Buyer Party is bound.

Section 4.4 Proceedings and Orders. There are no Proceedings pending or threatened against any Buyer Party that challenge its ability to consummate the Contemplated Transactions, and no Buyer Party is in default of any Order.

Section 4.5 Buyer’s Net Worth. In order to secure Buyer’s obligations pursuant to this Agreement prior to Closing, Buyer must maintain a total net worth of not less than $2,500,000 from the date hereof until the Closing Date.

Article 5

Covenants of Sellers

Unless the Buyer Parties otherwise agree in writing, Sellers covenant as follows:

Section 5.1 Sellers’ Closing Certificate. Sellers will execute and deliver at the Closing a certificate which will state that:

(a)	each Seller has performed and/or complied in all material respects with all of its covenants and other obligations required by this Agreement and the Membership Interest Purchase Agreements to be performed or complied with by it as of the Closing;

(b)	except as otherwise specifically provided therein, all of the representations and warranties made by any Seller in this Agreement and the Membership Interest Purchase Agreements (other than any representations or warranties that are made as of a date other than the date of this Agreement) are true and accurate in all material respects as of the Closing with the same force and effect as though made at such time;

(c)	there are attached to the certificate true and complete copies of the resolutions, duly and validly adopted, respectively, by the shareholders and board of directors of Annaco and the managing member of the LLC Affiliates, authorizing the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions.

Section 5.2 Conduct of Business. Subject to Section 5.3 hereof or as otherwise contemplated by this Agreement, from the date hereof until the Closing, Annaco must:

(a)	conduct the Business in the ordinary course consistent with past practice in all material respects;

(b)	continue to cause to be insured its Business, the Real Property and the Property in the manner and to the extent such items were insured on the date hereof; and

(c)	maintain and service, or cause to be maintained and serviced, the physical assets used in the conduct of the Business consistent with past practice.

Subject to Section 5.3 hereof or as otherwise contemplated by this Agreement, from the date hereof until the Closing, Sellers must (i) perform their respective obligations under all of their contracts in all material respects; and (ii) send Buyer copies of any notices any Seller may hereafter receive relating to violations of law, insurance claims, litigation, condemnation or title matters promptly following such Seller’s receipt of same.

Section 5.3 Forbearance by Sellers. Except as set forth in Article 14, from the date hereof until the Closing, Sellers shall not, without the written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(a)	incur any material liability other than, in the case of Annaco, in the ordinary course of the Business;

(b)	mortgage, pledge, or otherwise encumber any of their assets;

(c)	sell or transfer any of their material assets other than sales of inventory in the ordinary course of the Business;

(d)	cancel, release, or assign any obligations owed to Sellers or any claims held by them except in the ordinary course of the Business consistent with past practice;

(e)	hire or terminate any management employee;

(f)	adopt any new method of accounting;

(g)	increase in any manner the compensation of any of Annaco’s employees (including an increase in employee benefits or the provision of employee benefits to employees not previously entitled thereto) other than in the ordinary course of business or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any employees, or enter into any new pension, retirement, or profit sharing plan or agreement or employment agreement; or

(h)	agree to do any of the foregoing.

The foregoing does not preclude Annaco from paying its employees a bonus recognizing their years of service or assistance in consummating the Contemplated Transactions.

Section 5.4 Location of Property. On the Closing Date, all of the Inventory and Equipment and any tangible personal property leased by Annaco or any tangible personal property to which Annaco has a right of possession must be located on the Real Property, or the property of Annaco’s customers.

Section 5.5 Access. Subject to Section 12.16(a), from the date hereof until the Closing, Sellers will give the Buyer Parties and their representatives and agents reasonable access to the Real Property and to the assets, records and documents of Sellers in accordance with and upon the terms specified in the Due Diligence Indemnity Agreement between Metalico and Annaco dated April 20, 2007. In addition, if Buyer with Annaco’s consent meets with any employees, suppliers or customers of Annaco, a representative of Annaco may be present during such meetings, if such accompaniment is deemed necessary or appropriate by Annaco. Annaco shall cooperate in good faith with Buyer and its representatives in conducting the reviews and other activities described in this Section 5.5.

Section 5.6 Name Change. Annaco shall change its name within 10 days following the Closing Date to one that does not include “Annaco” or any variation thereof and deliver evidence of such name change to Buyer within 10 days of the Closing Date. Annaco agrees and acknowledges that Annaco shall have no right to use the name “Annaco” or variations thereof in the conduct of any business from and after the Closing Date.

Section 5.7 Covenant Against Competition. For a period of five years after the Closing, Sellers may not, and shall not permit any of Sellers’ respective shareholders, members or Affiliates to, directly or indirectly, engage in or assist or have an active interest in (whether as proprietor, partner, investor, stockholder, officer, director or any type of principal whatsoever), or enter the employment of, or act as an agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in any business which competes with or is similar to the Business in any geographic area in the Territory. For purposes hereof, the “Territory” means Ohio, Indiana, Michigan, Kentucky, Pennsylvania, West Virginia, Wisconsin, New York and New Jersey. The foregoing does not prohibit Sellers or their shareholders, members or Affiliates from owning 5% or less of the equity interests in any corporation whose stock is publicly-traded. Sellers acknowledge that money damages would be an inadequate remedy for a Breach of this covenant and that, in addition to such money damages, the Buyer Parties should be entitled to injunctive relief. In the event that the provisions of this Section 5.7 should ever be determined to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

Section 5.8 Real Property Title Insurance. Subject to Buyer’s payment of its portion of the cost therefor as provided for in Section 9.6, each LLC Affiliate will cause to be delivered to Akron Realty at the Closing a commitment in the form of Ticor Title Insurance Company commitment number 070132 and in the amount of $2,200,000 (“Title Commitment”) to issue an American Land Title Association (“ALTA”) title insurance policy (“Title Policy”) which Title Commitment will be issued by Certified Title Agency, Inc. (“CTA”) on behalf of Ticor Title Insurance Company (the “Title Insurer”), insuring that as of the Closing, 943 Sub or Ocanna Sub, as the case may be, has obtained good and marketable fee title to the Real Property, free and clear of all liens and encumbrances, except the Permitted Encumbrances, including the items listed on Exhibit 5.8.

Section 5.9 Reasonable Best Efforts. Annaco will use its Reasonable Best Efforts to obtain the satisfaction of the conditions to Closing specified in Article 6.

Article 6

Conditions Precedent to Obligations of Buyer Parties

The obligations of the Buyer Parties to consummate the Contemplated Transactions are subject to the satisfaction (or waiver in writing by the Buyer Parties) on or before the Closing of each of the following conditions:

Section 6.1 Representations and Warranties True and Accurate as of Closing. The representations and warranties of Sellers contained herein are true and accurate in all material respects (except for those that are qualified by reference to materiality or material adverse effect, which shall be true and correct as so qualified) as of the Closing with the same force and effect as though made at such time except to the extent that any representations or warranties that are made as of a date other than the date of this Agreement will be true and accurate as of that date. The phrase “in all material respects” or the word “material” as used in Sections 6.1 and 6.3 shall mean that, as a result of any Seller’s Breach of a representation, warranty or covenant, as the case may be, the Buyer Parties could reasonably be expected to incur Damages in excess of $300,000 in the aggregate.

Section 6.2 Title.

(a)	Annaco conveys title to all of the Property to Buyer free and clear of all liens and encumbrances (except liens for property taxes that are not yet due and payable, which shall be prorated in accordance with Section 9.4), the LLC Affiliates transfer the Membership Interests to Akron Realty free and clear of all liens and encumbrances, and the Real Property shall be free and clear of all liens and encumbrances, except the Permitted Encumbrances;

(b)	immediately prior to Closing, 943 shall have transferred the 943 Real Property to 943 Sub and Ocanna shall have transferred the Ocanna Real Property to Ocanna Sub, pursuant to the Deeds; and

(c)	the Title Company shall be willing and able to issue the Title Policies in favor of 943 Sub and Ocanna Sub.

Section 6.3 Performance of Obligations of Seller. Sellers perform in all material respects all of their covenants and other obligations hereunder and under the Transaction Documents to be performed on or before the Closing Date.

Section 6.4 Legal and Insolvency Proceedings. No Proceedings are commenced or threatened against any Seller relating to this Agreement or the Contemplated Transactions including any claim in which it is sought to restrain or prohibit the consummation of the Contemplated Transactions and any claim that the purchase to be consummated hereunder constitutes a fraudulent conveyance. No bankruptcy, assignment for the benefit of creditors, receivership or other Proceeding for the relief of debtors is commenced by or against any Seller.

Section 6.5 Termination of Employment Agreements. Annaco will have terminated or caused to be terminated the employment agreements described in clause (a) of Section 3.13.

Article 7

Covenants of Buyer

Section 7.1 Buyer’s Closing Certificate. The Buyer Parties will execute and deliver to Sellers at the Closing a certificate which will certify that, except as otherwise specifically provided therein:

(a)	all of the representations and warranties made by any Buyer Party in this Agreement and the Membership Interest Purchase Agreements are true and accurate in all material respects (the foregoing materiality qualification does not apply to a representation or warranty which is qualified by materiality) as of the Closing with the same force and effect as though made at such time;

(b)	each Buyer Party has performed and/or complied in all material respects with all of its covenants and other obligations required by this Agreement or the other Transaction Documents to be performed or complied with by it as of the Closing; and

(c)	there is attached to the certificate a true and complete copy of the resolutions, duly and validly adopted by the boards of directors of the Buyer Parties, authorizing the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions.

Section 7.2 Reasonable Best Efforts. The Buyer Parties will use their Reasonable Best Efforts to obtain the satisfaction of the conditions to Closing specified in Article 8.

Section 7.3 Buyer’s Operation of the Business. Until December 31, 2009:

(a)	Buyer will be maintained as a separate entity and will own and operate the Business as a separate business unit;

(b)	Buyer will not merge with, consolidate into or sell or otherwise dispose of any of its material assets necessary to the operation of the Business unless a replacement asset is acquired to replace that disposed of, it being understood that Buyer may sell its inventory in the ordinary course of the conduct of its Business;

(c)	Buyer will not acquire any assets not reasonably necessary to operate the Business and will not acquire any other business;

(d)	Buyer will not enter into any business transaction with Metalico or any of its Affiliates other than on an arms-length basis;

(e)	Buyer will maintain its books and accounting records in accordance with GAAP;

(f)	Buyer will not enter into any line of business other than the Business;

(g)	Buyer will not hire any employees who provide services not related to the Business;

(h)	Buyer will not engage any consultants who do not provide services directly related to the operation of the Business;

(i)	Buyer will not enter into any agreement whereby it agrees to share profits with any other person;

(j)	Buyer will not lease any real property or equipment not reasonably necessary to the operation of the Business;

(k)	Buyer shall keep and maintain its assets (except for the sale of inventory in the ordinary course) in good operating condition (depreciation and normal wear and tear excepted) and shall replace and add to its assets as deemed necessary by the Buyer’s Board of Directors in accordance with sound business practices;

(l)	Buyer shall conduct its affairs in the normal and ordinary course and shall use its Reasonable Best Efforts to avoid any act which might have a material adverse affect upon its assets or business;

(m)	Buyer shall use its Reasonable Best Efforts to maintain and keep in force those Contracts assumed pursuant to this Agreement and perform its obligations thereunder in accordance with the terms and conditions thereof;

(n)	Buyer shall cause to be maintained in effect property damage, liability and other insurance as is standard in the industry;

(o)	Buyer shall pay its debts and liabilities and perform its obligations as they mature in accordance with their terms and payment schedules; and

(p)	commencing January 1, 2008 and continuing until December 31, 2009, the Buyer will adopt a fiscal year ending on December 31.

Section 7.4 Administrative Assistance. For a period of 90 days after the Closing Date, Buyer will, at no out-of-pocket cost to Buyer, provide reasonable administrative assistance to and cooperate with Annaco in the collection of all of Annaco’s accounts receivables that are Excluded Assets (including, without limitation, billing on a monthly basis all unpaid receivables on behalf of Annaco during such 90 day period) and the payment by Annaco of Annaco’s accounts payable. In addition, Buyer will reasonably cooperate with Annaco to respond to requests for information in Buyer’s possession submitted by Annaco in connection with the winding up of the affairs of Annaco and the LLC Affiliates, and the termination of Annaco’s Benefit Plans other than the Annaco Welfare Plans referred to in Section 13.2. Upon receipt by Buyer of payment in respect of Annaco’s accounts receivables, Buyer will promptly forward such payment to Annaco in the form received. For the avoidance of doubt, Buyer is not required by this Section 7.4 to prepare any tax returns, reports or other filings required to be made by Annaco with any Governmental Body. Nothing set forth in this Section 7.4 shall require Buyer to engage in any activity harmful to its own interests or in which a prudent person or entity would not engage and Buyer shall not be required to take or threaten any legal action in connection with performance of its obligations under this Section 7.4. Notwithstanding anything to the contrary set forth herein, Buyer shall have no liability for failure to comply with its obligations set forth in this Section 7.4; provided that this sentence shall not excuse Buyer for liability relating to losses suffered by Annaco in the event Buyer (a) fails to pay to Annaco any payments of accounts receivable received by Buyer pursuant to this Section 7.4 or (b) intentionally fails to cooperate with Annaco as contemplated by this Section 7.4.

Article 8

Conditions Precedent to Obligations of Sellers

The obligations of Sellers to consummate the Contemplated Transactions are subject to the satisfaction (or waiver in writing by Sellers) on or before the Closing of each of the following conditions:

Section 8.1 Representations and Warranties True and Accurate as of Closing. The representations and warranties of the Buyer Parties contained herein are true and accurate in all material respects as of the Closing with the same force and effect as though made at such time.

Section 8.2 Payment of Purchase Price. Buyer pays the Purchase Price in the amount and manner specified herein and assumes the Assumed Liabilities pursuant to the Bill of Sale.

Section 8.3 Performance of Obligations of Buyer. Buyer performs in all material respects all of its covenants and other obligations hereunder and under the Transaction Documents including the Membership Interest Purchase Agreements.

Section 8.4 Legal and Insolvency Proceedings. No Proceedings are commenced or threatened against any Seller relating to this Agreement or the Contemplated Transactions including any claim in which it is sought to restrain or prohibit the consummation of the Contemplated Transactions and any claim that the purchase to be consummated hereunder constitutes a fraudulent conveyance.

Article 9

Closing

Section 9.1 Time and Place. The closing (“Closing”) of the sale of the Property and the Membership Interests and the consummation of the Contemplated Transactions will take place at the offices of Buckingham, Doolittle & Burroughs, 3800 Embassy Parkway, Suite 300, Akron, Ohio at 10:00 A.M. on July 2, 2007 or such earlier or later date as the parties may agree (“Closing Date”). The Closing shall be effective as of the open of business on July 2, 2007 (the “Effective Time”). The parties shall “pre-close” on June 29th and, assuming satisfaction or waiver by the applicable party of all conditions to Closing by 12:00 noon on the Closing Date, Buyer shall use its best efforts to cause delivery of the Purchase Price to Sellers prior to 1:00 p.m. on the Closing Date.

Section 9.2 Deliveries by Sellers. At the Closing, Annaco and the LLC Affiliates, as applicable, must deliver, or cause to be delivered, to Buyer the following duly executed as appropriate:

(a)	the Bill of Sale;

(b)	the documents required to release any encumbrances on the Property other than the Permitted Encumbrances;

(c)	the Sellers’ Closing certificate required hereby;

(d)	a Membership Interest Purchase Agreement executed by Ocanna relating to the sale and purchase of the Membership Interest of Ocanna Sub (the “Ocanna MIPA”);

(e)	a Membership Interest Purchase Agreement executed by 943 relating to the sale and purchase of the Membership Interest of 943 Sub (the “943 MIPA” and, together with the Ocanna MIPA, the “Membership Interest Purchase Agreements”);

(f)	any documents or instruments required to be delivered by any Seller pursuant to the terms of the Membership Interest Purchase Agreements;

(g)	the Assignments (as defined in the Membership Interest Purchase Agreements);

(h)	certificates of title for any titled vehicles included in the Property, duly endorsed for transfer to Buyer;

(i)	the Escrow Agreement, if required pursuant to Section 14.2;

(j)	Assignments of the trademarks listed on Exhibit 1.1(c) (the “Trademark Assignments”);

(k)	a closing statement to be delivered to the Title Company that, among other things, identifies the prorations required hereunder (the “Closing Statement”); and

(l)	all closing affidavits reasonably requested by the Title Company.

Section 9.3 Deliveries by Buyer Parties. At the Closing, the Buyer Parties must deliver to Sellers each of the following duly executed by the Buyer Parties as appropriate:

(a)	the payments specified in Section 2.1;

(b)	the Membership Interest Purchase Agreements;

(c)	the Buyer Parties’ Closing certificate required hereby;

(d)	the Bill of Sale required hereby;

(e)	any documents or instruments required to be delivered by any Buyer Party pursuant to the terms of the Membership Interest Purchase Agreements;

(f)	the Escrow Agreement, if required pursuant to Section 14.2;

(g)	the Closing Statement; and

(h)	the Trademark Assignments.

Section 9.4 Prorations. Sellers and the Buyer Parties will use their Reasonable Best Efforts to arrange the transfer of all utility services used by Sellers as of the Effective Time. Utility services that are not transferred as of the Effective Time, Real Property Taxes and assessments on the Real Property, personal property Taxes, and Prepaids are to be prorated as of the Effective Time. Real Property Taxes will be established in accordance with the last available tax duplicate and such prorations shall be deemed final at Closing. The net prorations of Taxes and Prepaids under this Section 9.4 is to adjust the amount of the payment to be made on the Closing Date. The allocation of utility charges provided for in this Section 9.4 will occur within five days of notice from Annaco to Buyer of the availability of information sufficient to effect the proration.

Section 9.5 Additional Actions. Each of the parties individually and/or in their corporate capacities must execute and deliver or cause to be executed and delivered all additional documents and take all actions necessary to consummate any and all of the Contemplated Transactions provided that such actions are at no additional cost or liability to the party performing same. Seller shall deliver or cause to be delivered and the Buyer Parties shall be entitled to obtain physical possession of all of the Property and the Real Property on the Closing Date to the extent that the Sellers had physical possession thereof as of the Effective Time.

Section 9.6 Sellers’ Closing Costs. The Sellers will pay:

(a)	the cost of the Commitment, title search and special tax search;

(b)	one-half of the premiums related to the Title Policies other than the cost of any endorsements requested by Buyer, the cost of which shall be paid entirely by Buyer; and

(c)	one-half of any escrow fees payable pursuant to the Escrow Agreement (as defined in Section 14.2).

Section 9.7 Buyer Parties’ Closing Costs. The Buyer Parties will pay:

(a)	one-half of the premiums related to the Title Policies and the cost of all endorsements to the Title Policies;

(b)	the cost of Buyer’s due diligence inspections;

(c)	the cost of recording the Deeds;

(d)	the cost of the Surveys; and

(e)	one-half of any escrow fees payable pursuant to the Escrow Agreement.

Article 10

Indemnification

Section 10.1 Indemnification by Sellers. Subject to Sections 10.3 and 10.4, if the Closing occurs, Sellers must, jointly and severally, defend (to the extent provided in Section 10.5), indemnify and hold the Buyer Parties and their respective shareholders and Affiliates (the “Buyer Indemnified Parties”) harmless from any liabilities or Damages resulting from:

(a)	the Breach of any representations or warranties made by any Seller in this Agreement or any other Transaction Document;

(b)	their Breach of any of their covenants or other obligations in this Agreement or any other Transaction Document;

(c)	any brokerage or finders’ fees or commissions or similar payments based upon any agreement made, or alleged to have been made, by any Seller in connection with any of the Contemplated Transactions;

(d)	any warranty claims assumed by Buyer pursuant to Section 1.5(a)(3). (The amount of Sellers’ indemnification obligation under this Section 10.1(d) will equal the excess of (i) the cost of any inventory load Buyer is required to send to a customer to replace any load of inventory rejected by the customer because it does not comply with Annaco’s warranty with respect thereto plus any costs and expenses incurred by Buyer in connection with satisfying the warranty claims assumed by Buyer pursuant to Section 1.5(a)(3) over (ii) the cost of the rejected inventory load); or

(e)	the claims identified as items 1 [automobile accident] and 2 [transformer malfunction] on Exhibit 3.14 and the matter disclosed on Exhibit 3.12 [dispute with Lawrence].

Notwithstanding the foregoing, and without affecting other limitations on Sellers’ obligations and liabilities set forth herein, Sellers will have no liability under Section 10.1 to the extent that the Buyer failed to act reasonably to mitigate any Damages suffered by it. If an insurer, indemnitor or other third party is responsible to pay any Damages incurred by a Buyer Indemnified Party with respect to a claim which is the subject of indemnification hereunder (a “Third Party Indemnitor”), the Buyer Indemnified Parties shall have no right to collect such Damages from Sellers to the extent such Damages are actually collected from a Third Party Indemnitor. Notwithstanding the foregoing, the Buyer Indemnified Parties shall have no obligation to pursue claims against Third Party Indemnitors prior to pursuing such claims against Sellers, provided that if a Third Party Indemnitor exists in connection with a particular claim and the Buyer Indemnified Parties collect all Damages owed in respect of such claim from a Seller, (i) if the Third Party Indemnitor is an insurer, the Buyer Indemnified Parties shall assign all of their rights in respect of the claim against such Third Party Indemnitor to Sellers, unless prohibited by law or the applicable insurance policy (provided that, if the applicable insurance policy does not permit assignment of the claim to Sellers, Buyers shall, at no cost to Buyers, reasonably pursue the insurance claim on Sellers’ behalf), and (ii) if the Third Party Indemnitor is not an insurer, the Buyer Indemnified Parties shall assign their rights in respect of the claim against such Third Party Indemnitor to Sellers, unless prohibited by law or by contract (provided that the Buyer Indemnified Parties shall not waive their rights to assign such claims for the purpose of avoiding an assignment of rights to Sellers pursuant to this clause (ii)) and unless such assignment would be materially adverse to a Buyer Indemnified Party’s business or operations. In addition, Sellers’ maximum liability under Section 10.1(a) and Section 10.1(b) shall not exceed $100,000 in the aggregate with respect to Breaches of which Buyer had actual knowledge at the time of execution of this Agreement or at the time of Closing. The parties agree that the limitations set forth in the preceding sentence shall not apply in circumstances in which Buyer had knowledge of the facts and circumstances surrounding a Breach but did not have actual (and not implied or constructive) knowledge of the Breach itself.

Section 10.2 Indemnification by Buyer. Subject to Sections 10.3 and 10.8, if the Closing occurs, the Buyer Parties must, jointly and severally, indemnify, defend, and hold Sellers and their respective members, shareholders and Affiliates (the “Seller Indemnified Parties”) harmless from any Damages suffered or incurred by any Seller Indemnified Party resulting from:

(a)	the Breach of any representations or warranties made herein by any Buyer Party;

(b)	the Breach by any Buyer Party of any of its covenants or other obligations under the Membership Interest Purchase Agreements or this Agreement, including the discharge of the Assumed Liabilities; or

(c)	the operation of the Business or any other activities of a Buyer Party after the Effective Time.

Section 10.3 Time Limitations. With the exception of Buyer’s obligations under Sections 2.1 and 7.3, and to indemnify, defend, and hold Sellers harmless with respect to the Contracts assumed by Buyer under Section 1.2, if the Closing occurs, neither party will have any liability whatsoever under Section 10.1 or Section 10.2 of this Agreement (or otherwise) unless, within 12 months after the Closing Date, the party requesting indemnification notifies the indemnifying party of the claim for indemnification specifying the factual basis thereof in reasonable detail, in which case the indemnifying party will have liability only for those matters expressly covered in such notice. Furthermore, any such matters covered in such notice shall become null and void if and to the extent the party seeking indemnification fails to file a lawsuit against the indemnifying party pertaining to such matters within 180 days after the date on which the party seeking indemnification notified the indemnifying party of such matters.

Section 10.4 Limitations on Sellers’ Indemnification Obligations. After the Closing, Sellers sole liability for a Breach of any provision of this Agreement (or any of the Transaction Documents) other than Sections 5.6, 5.7, 12.16, 13.1(e), 14.1, and 14.2 will be the indemnification provisions of Section 10.1. Sellers will have no liability or obligation to make any payments under Section 10.1(a) or (b) of this Agreement unless and until the total of all Damages with respect to such matters exceeds $300,000 (the “Deductible Amount”), and then only for the amount by which such Damages exceed the Deductible Amount. Sellers’ maximum aggregate liability under Section 10.1(a) and (b) of this Agreement will be limited to $2,500,000 (the “Sellers’ Cap”). The limitations on liability set forth in this Section 10.4 (including both the Deductible Amount and the Sellers’ Cap) shall not apply to (a) any Breach of the representations and warranties made in the first sentence Section 3.1, the first sentence of Section 3.2, or Section 3.9 of this Agreement or Sections 3(a), 3(b) or 3(c) of the Membership Interests Purchase Agreements, (b) the covenants made by the Sellers in Sections 5.6, 5.7, 12.20, 14.1, 14.2 and 14.5 or the last sentence of Section 13.1(c) of this Agreement, (c) the indemnification under Section 10.1(c) and Section 10.1(d) and Section 10.1(e) and (d) Sellers obligation to pay any bonus or other amounts payable by Annaco to William Lowery as a result of the consummation of the transactions contemplated hereby (other than any amounts Buyer agrees to pay to William Lowery). The Buyer Indemnified Parties shall be entitled, but not obligated, to setoff any amounts properly payable by any Seller pursuant to Section 10.1 against any Annual Earnout payments payable by Buyer pursuant to Section 2.1(b) of this Agreement.

Section 10.5 Procedure for Indemnification – Third Party Claims.

(a)	Promptly after receipt by an indemnified party under Sections 10.1 or 10.2 of notice of any claim (that is the subject of indemnification under this Agreement) against the indemnified party by a third party (“Third Party Claim”) or the commencement of any Proceeding against it with respect to a Third Party Claim, the indemnified party must, if a claim is to be made against an indemnifying party with respect thereto, give notice to the indemnifying party of such Third Party Claim and of the commencement of any Proceeding with respect thereto.

(b)	The indemnifying party will be entitled to participate in the defense of any Third Party Claim Proceeding of which it is notified under Section 10.5(a) and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party’s counsel submits to the indemnifying party a written opinion from the indemnified party’s counsel that joint representation would violate the applicable rules of professional responsibility (a “Conflict”)) assume the defense of such Proceeding with counsel chosen by the indemnifying party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of a Proceeding:

(1)	except in the case of a Conflict, the indemnifying party will not be liable to the indemnified party for any fees of the indemnified party’s counsel, or any other expenses of the indemnified party with respect to the defense of such Proceeding;

(2)	no compromise or settlement of such Third Party Claim may be effected by the indemnified party without the indemnifying party’s consent;

(3)	the indemnifying party may resolve the Third Party Claim without the indemnified party’s consent so long as the sole relief sought by the third party is monetary damages that are paid in full by the indemnifying party.

(c)	The foregoing notwithstanding, if a claim for indemnification by an indemnified party results from a Third Party Claim and encompasses matters for which the indemnified party is entitled to indemnification from an indemnifying party as well as matters for which the indemnified party is not entitled to indemnification from the indemnifying party (a “Hybrid Claim”), then the indemnifying party only will be responsible for that portion of the costs of defending such Hybrid Claim as is proportionate to that portion thereof for which indemnification is applicable, and the indemnified party will be responsible for that portion of the defense costs proportionate to that portion of the Hybrid Claim for which indemnification is not applicable.

Section 10.6 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought. Notwithstanding anything to the contrary set forth herein, the prevailing party in any litigation between the parties concerning any claim for indemnification for any matter not involving a Third Party Claim, shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees (including all levels of appeal), and all reasonable costs and expenses incurred in such litigation.

Section 10.7 Annaco’s Net Worth. In order to secure Sellers’ obligations under Section 10.1, Annaco must maintain a total net worth of not less than $2,500,000 for at least 12 months following the Closing Date.

Section 10.8 Limitation on Buyer Parties’ Indemnification Obligations. After the Closing, the Buyer Parties’ sole liability for a Breach of any provision of this Agreement (or any of the Transaction Documents), other than Sections 12.16 and 13.1(e), will be the indemnification provisions of Section 10.2. Buyer Parties will have no liability or obligation to make any payments under Section 10.2(a) or (b) of this Agreement unless and until the total of all Damages with respect to such matters exceeds the Deductible Amount, and then only for the amount by which such Damages exceed the Deductible Amount. Buyer Parties’ maximum aggregate liability under Section 10.2(a) and (b) of this Agreement will be limited to $2,500,000 (the “Buyer Parties’ Cap”). The limitations on liability set forth in this Section 10.8 (including both the Deductible Amount and the Buyer Parties’ Cap), shall not apply to (a) any Breach of the representations and warranties made in the first sentence Section 4.1 or the first sentence of Section 4.2 of this Agreement and (b) the covenants made by the Buyer Parties in Sections 2.1(b) through 2.1(g), 7.3, 12.20, 14.3 and 14.5 of this Agreement.

Article 11

Termination

Section 11.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)	by Buyer, if a material Breach of any provision of this Agreement is committed by any of the Sellers, and such Breach is not waived or cured within 15 days after notice thereof; provided, however, that such notice and cure right shall not be deemed to allow Sellers’ to extend the Contemplated Transactions to a date after the scheduled Closing Date;

(b)	by Annaco, if a material Breach of any provision of this Agreement is committed by any Buyer Party, and such Breach is not waived or cured within 15 days after notice thereof; provided, however, that such notice and cure right shall not be deemed to allow the Buyer Parties to extend the Contemplated Transactions to a date after the scheduled Closing Date;

(c)	by Buyer, if any of the conditions in Article 6 are not satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before the Closing Date; or

(d)	by Annaco if any of the conditions in Article 8 are not satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement) and Annaco has not waived such condition on or before the Closing Date.

Section 11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, and the parties will be relieved of all liability and obligations under this Agreement and the Membership Interest Purchase Agreements, except that (i) the provisions of Sections 12.1, 12.3, 12.4, 12.5, 12.7, 12.8, 12.9, 12.12, 12.13, 12.14, 12.16, 12.17, 12.18, 12.19, 12.20 and 12.21 will survive; and (ii) if this Agreement is terminated by a party because of an intentional Breach of a covenant or a representation or warranty by any other party, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Article 12

Miscellaneous Provisions

Section 12.1 Construction. All underlined references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement and all references to “Exhibit” or “Exhibits” refer to the Exhibits attached to this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 12.2 Survival of Representations and Warranties. The representations and warranties made herein will not survive the Closing, except that a party may after the Closing make an indemnification claim for the Breach of a representation or warranty to the extent provided in Article 10. After the Closing, a party’s sole remedy for a Breach of a representation or warranty will be the indemnification provisions of Sections 10.1 or 10.2 as applicable.

Section 12.3 Notices. All notices and other communications under this Agreement must be in writing and will be considered to be effective as to a party:

(a)	on the date delivered to that party, at the address for that party set forth below, regardless of the means of delivery;

(b)	on the date sent by facsimile transmission (with electronic confirmation) to a party for whom a facsimile number is set forth below; or

(c)	three days after mailing by U. S. certified or registered mail (postage prepaid and return receipt requested) at the address for that party set forth below.

A copy of the notice or other communication to a party under this Agreement must be sent to the party’s counsel at the address set forth below. A delivery under this Agreement will be considered to be effective when made even though a party refuses to receive the communication.

Sellers:	Annaco, Inc.
c/o David Berzon
Levenfeld Pearlstein
2 North LaSalle St. – Suite 1300
Chicago, IL 60602
Facsimile: 312-346-8434
Sellers’ Counsel:	Buckingham, Doolittle & Burroughs, LLP
3800 Embassy Parkway – Suite 300
Akron, OH 44333
Facsimile: 330-258-6559
Attention: Robert W. Malone, Esq.
Buyer Parties:	Metalico Akron, Inc.
c/o Metalico, Inc.
186 North Avenue East
Cranford, New Jersey 07016
Attention: Carlos E. Aguero
Facsimile: 908-497-1097
Buyer Parties’ Counsel:	Arnold S. Graber

Executive Vice President and General Counsel
Metalico, Inc.
186 North Avenue East
Cranford, New Jersey 07016
Facsimile: 908-497-1097

and

Matthew R. Goldman

Baker & Hostetler LLP

1900 East Ninth Street

Cleveland, OH 44114

Facsimile: 216-696-0740

A party or its counsel may change its facsimile number or address for communications under this Agreement by giving the other parties and counsel notice of the change in the manner specified above. If a party changes the party’s address or facsimile number and does not notify the other parties in the manner specified above, a notice or other communication will be effective three days after it is sent by U. S. regular mail, postage prepaid, to the party’s address or such other address as to which the other parties have been notified in the manner specified above. Notice provided to a party’s counsel does not constitute notice to the party.

Section 12.4 Successors and Assigns. None of the parties may assign their rights or delegate their duties hereunder, except that (a) the Buyer Parties may collaterally assign this Agreement and the other Transaction Documents to its lender(s), (b) the LLC Affiliates, or either one of them may assign their rights (but not their obligations) to a qualified intermediary in the event they elect to consummate the sale of the Membership Interests owned by such LLC Affiliate through a 1031 Exchange in accordance with Section 12.22 below, and (c) after Closing, any Seller may assign its rights and obligations in whole or in part hereunder to one or more of their shareholders or other designated Affiliates, provided that no such assignment shall relieve such Seller of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and permitted assigns of the parties hereto.

Section 12.5 No Third Party Beneficiaries. Except as provided in Section 12.4, this Agreement does not confer upon or give to any person other than the parties any rights or benefits hereunder.

Section 12.6 Damage or Destruction of Assets; Eminent Domain.

(a)	If at any time prior to the Closing Date any portion of the Property or the Real Property shall be damaged or destroyed and the cost of repairing such damage does not exceed $1,000,000 and such damage shall not have been repaired or reconstructed prior to the Closing Date in a good and workmanlike manner to the reasonable satisfaction of Buyer, Buyer shall receive the proceeds of the insurance payable in connection therewith, together with a credit against the Purchase Price in the amount of the deductible, if any, and thereupon remain obligated to perform this Agreement. If at any time prior to the Closing Date any portion of the Property or the Real Property shall be damaged or destroyed and the cost of repairing such damage exceeds $1,000,000 (i) Sellers shall promptly give written notice thereof to the Buyer generally describing the nature and extent of such damage, and (ii) Buyer shall have the option, in its sole discretion, exercisable by written notice to Sellers within 30 days after the notice from Sellers described in clause (i), to (A) rescind this Agreement, whereupon Sellers and the Buyer Parties shall be relieved of all further liability hereunder, or (B) proceed with the performance of this Agreement. If Buyer elects to proceed with the performance of this Agreement, the Buyer Parties shall be entitled to a credit against the Purchase Price for all insurance proceeds payable to the Sellers on account of the subject damage (if the amount of such proceeds has been determined) or an assignment of all future proceeds (or claims), as the case may be, plus a credit for the deductible amount, if any, under Sellers’ insurance policy or policies. If Buyer has the right to rescind this Agreement under this Section 12.6(a) but Buyer does not elect to exercise such right, then Buyer may extend the Closing Date until the 60th day after Buyer receives notice of the insurance proceeds to be paid.

(b)	If any portion of the Real Property is the subject of an eminent domain Proceeding or access thereto is taken by such a Proceeding prior to the Closing Date, or if an eminent domain Proceeding affecting the Real Property is initiated or threatened prior to the Closing Date, Buyer may elect, in its sole discretion, either (i) to terminate this Agreement, in which event the parties hereto shall thereafter be released from any and all obligations under the terms of this Agreement, or (ii) to proceed with the performance of this Agreement, in which event Buyer shall be entitled to a credit against the Purchase Price for all awards payable to the Sellers (if the amount of such award has been determined), or at Closing, Sellers shall assign to Buyer all of Sellers’ right, title and interest with respect to such award and shall further execute any and all other instruments requested by Buyer to assure that such award is paid to Buyer. If Buyer does not terminate this Agreement, Buyer shall have the right to contest the eminent domain Proceeding and the award resulting therefrom.

Section 12.7 Governing Law. The rights and obligations of the parties hereunder and the interpretation of this Agreement are governed by the laws of the state of Ohio (other than those relating to conflicts of laws). All disputes arising under this Agreement must be resolved in the Summit County Court of Common Pleas, and the parties waive any objection to venue laid therein. The parties consent to submit themselves to the jurisdiction of such court and agree that service of process on them in any such dispute may be effected by the means by which notices are to be given to them under this Agreement.

Section 12.8 Counterparts and Facsimiles. This Agreement may be executed in separate counterparts with different parties signing different counterparts so long as each party signs at least one counterpart. A party’s execution of this Agreement, or any other document relating to the transactions to be consummated hereunder, may be evidenced by facsimile or other method of electronic transmission. A party’s delivery of this Agreement, or any other document relating to the transactions to be consummated under this Agreement, may be effected by facsimile or other method of electronic transmission.

Section 12.9 Waivers. A party to this Agreement will not be bound by a waiver of any right or remedy that inures to the party’s benefit hereunder unless the waiver is in a writing signed by the party. A failure by a party to enforce any right or seek any remedy for a Breach of this Agreement by another party does not constitute a waiver of the first party’s right to enforce that right or seek that remedy with respect to that or any other Breach. The waiver by a party of a Breach of any provision of this Agreement is not a waiver of any subsequent Breach. Notwithstanding the foregoing, once Closing has occurred pursuant to this Agreement, all conditions to be satisfied on or before the Closing Date shall be deemed waived.

Section 12.10 Books and Records. For a period of seven years after the Closing, following delivery of reasonable written notice by Annaco’s representatives, Buyer will during regular business hours provide Sellers’ representatives with access to any financial and accounting books and records that Sellers have delivered to the Buyer Parties. Until all of the Annual Earnout payments have been finally determined in accordance with Section 2.1, Buyer will (i) supply Sellers with quarterly financial statements of Buyer prepared in accordance with GAAP and (ii) during regular business hours upon reasonable notice from Annaco and in connection with determining any Annual Earnout, also provide Annaco’s representatives with reasonable access to the financial books and records of Buyer relating to the determination of EBITDA. For purposes hereof, access to books and records includes the right to make copies thereof and to obtain answers to inquiries to Buyer’s executive officers about such books and records.

Section 12.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.12 Public Announcement. Neither Sellers nor the Buyer Parties nor any of their respective Affiliates shall make any public statement or release (including, without limitation, any statements to Annaco’s non-executive employees, customers and suppliers) concerning this Agreement or the Contemplated Transactions except for such written information as shall have been approved in writing as to form and content by the other party hereto; provided, however, that either Sellers or the Buyer Parties may make the minimum public disclosure it believes in good faith is required by applicable law (in which case the discloser shall use its Reasonable Best Efforts to advise the other prior to making the disclosure).

Section 12.13 Integration and Amendment. This Agreement supersedes all prior discussions between the parties with respect to the subject matter of this Agreement. This Agreement and the Exhibits and Schedules attached to this instrument constitute the entire agreement of the parties with respect to the subject matter thereof, and may not be amended except by a writing signed by the party against whom the amendment is to be enforced.

Section 12.14 Joint Preparation. This Agreement was prepared jointly by the parties and any uncertainty or ambiguity existing herein may not be interpreted against any party.

Section 12.15 Non-foreign Status. Each party represents and warrants that it is a United States person so that payments made to the party under this Agreement are not subject to income Tax withholding under IRC §§ 1441, 1442, 1443, 1445 and 1446.

Section 12.16 Confidentiality.

(a)	Between the date of this Agreement and the Closing Date, the Confidentiality Letter Agreement executed by Metalico, Inc. May 8, 2006, will continue in effect as modified by a letter agreement dated April 3, 2007, and such agreement, as modified is incorporated herein by this reference thereto. The foregoing letter agreements will terminate if the Contemplated Transactions are consummated. Thereafter, neither Sellers nor the Buyer Parties, nor any of their respective Affiliates, shall disclose to any person (other than such party’s representatives or advisors with a reason to know) in any manner, directly or indirectly, any confidential or proprietary information or data or trade secrets of the other party or any of its Affiliates (“Confidential Information”), or use or assist any person (other than any representative of the Buyer Parties, Sellers or an Affiliate thereof with a reason to know), to use, in any manner, directly or indirectly, any Confidential Information. As used in this Agreement, Confidential Information includes, but is not limited to, any and all confidential, proprietary, and similar information of the Business. Nothing set forth herein shall prohibit or restrict Sellers or the Buyer Parties from making the minimum public disclosure it believes in good faith is required by applicable law.

The provisions of this Section 12.16 do not apply to:

(i)	the disclosure of information to a third party who is already aware of such information;

(ii)	the disclosure or use of information that becomes publicly available through no fault of Sellers;

(iii)	the disclosure of information that is necessary or appropriate to make any filing or obtain any Consent or approval required for the consummation of the Contemplated Transactions; or

(iv)	the furnishing of information as required by a Government Body or Legal Requirement or as necessary or appropriate in connection with any Proceeding.

(b)	If the Contemplated Transactions are not consummated, Buyer will return or destroy as much of the written information provided by Sellers or Sellers’ representatives as Sellers request and will not thereafter use such information obtained from Sellers for any purpose, all as more fully provided in the Confidentiality Letter Agreement described above.

(c)	The parties acknowledge that money damages would be an inadequate remedy for a Breach of this Section 12.16 and that, in addition to money damages, an aggrieved party should be entitled to injunctive relief.

Section 12.17 Disclosure Exhibits. The disclosures in the Exhibits to this Agreement relate to the representations and warranties in the Section of the Agreement to which they expressly relate and to any other representation or warranty in this Agreement to which the relevance of the disclosure is apparent.

Section 12.18 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties consent to the reformation of any invalid or unenforceable provision so that it is enforceable to the maximum extent permitted by law.

Section 12.19 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE BUYER PARTIES ACKNOWLEDGE TO AND AGREE WITH SELLERS THAT THE BUYER PARTIES ARE DIRECTLY OR INDIRECTLY ACQUIRING THE PROPERTY AND THE REAL PROPERTY (FOR PURPOSES HEREOF, COLLECTIVELY, THE “ASSETS”) “AS IS” AND “WITH ALL FAULTS” AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, SELLERS SPECIFICALLY DISCLAIM ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE ASSETS, (C) THE SUITABILITY OF THE ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH THE BUYER PARTIES MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE ASSETS OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE ASSETS, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE ASSETS, (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE ASSETS OR ANY OTHER ENVIRONMENTAL MATTER (INCLUDING ANY LIABILITY UNDER CERCLA) OR CONDITION OF THE ASSETS, OR (J) ANY OTHER MATTER WITH RESPECT TO THE ASSETS. THE BUYER PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS WITH RESPECT TO THE ASSETS WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLERS HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKE NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLERS SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS, OR THE OPERATION THEREOF, FURNISHED BY ANY INVESTMENT BANKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE BUYER PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THE BUYER PARTIES ARE SOPHISTICATED AND EXPERIENCED BUYERS OF ASSETS SUCH AS THE ASSETS DESCRIBED HEREIN AND HAVE BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. SELLERS HAVE MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE ASSETS OTHER THAN AS CONTEMPLATED BY SECTION 5.2.

Section 12.20 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. Sellers will pay all amounts payable to KeyBank Capital Markets in connection with this Agreement and the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

Section 12.21 Joint and Several Liability. The liability of the Buyer Parties to Sellers under this Agreement is joint and several, and the liability of the Sellers to the Buyer Parties is also joint and several.

Section 12.22 Tax-Deferred Exchange. The Buyer Parties acknowledge that the LLC Affiliates may be entering into this transaction in connection with a tax-deferred exchange with respect to the Membership Interests (the “Exchange”). If requested by the LLC Affiliates, or either one of them, the Buyer Parties shall cooperate with the LLC Affiliates in effectuating such Exchange, including executing any documents, instruments or agreements reasonably requested by the LLC Affiliates, provided Buyer shall not be obligated to (i) expend any material costs in connection with such Exchange or (ii) accept or assume any additional obligations or liabilities in connection with such Exchange. The party effecting such exchange shall pay the costs and expenses, including legal fees and costs, of the cooperating party incurred in connection with such cooperation.

Article 13

Employees and Employee Benefits

Section 13.1 Employment of Annaco’s Employees by Buyer.

(a)	Buyer intends to offer employment to all of Annaco’s employees other than Morris Berzon who are actively employed or on an approved non-medical absence on the Closing Date. Annaco’s employees who become employed by Buyer are referred to herein as the “Transferred Employees” and Buyer will endeavor to continue the employment of all such employees for a period of 60 days after the Closing Date. The employment by Buyer of any Transferred Employee will commence at the Closing. Nothing in this Agreement shall be deemed to require Buyer to retain any of the Transferred Employees for any period of time longer than 60 days (or a shorter period if Buyer in its reasonable discretion as an employer determines that an employee’s employment should be terminated for cause) or, after such 60 day period, at any particular compensation rate or in any particular position, or otherwise restrict Buyer’s right to amend, modify or terminate any employee plan or program after such 60 day period. Annaco shall terminate, effective as of the Closing Date, all employment arrangements or contracts it has with any of the Transferred Employees.

(b)	The Buyer Parties will defend, indemnify and hold Annaco harmless from any liability under the Workers’ Adjustment and Retraining Notification Act (“WARN”) or any similar state Legal Requirement.

(c)	Annaco shall pay the cost of any compensation, severance or other benefits which it is obligated to pay to Annaco’s employees who (i) were terminated prior to the Closing Date or (ii) are offered employment by Buyer in accordance with the terms hereof but choose not to accept the Buyer’s offer of employment made under Section 13.1(a) (and provided the employee does not refuse such offer because of unreasonable conditions imposed by Buyer), or (iii) are entitled to claim compensation, severance or other benefits from Annaco in connection with the consummation of the transactions contemplated by this Agreement. Annaco shall also be responsible for the payment to William Lowery of the bonus which it has agreed or is otherwise obligated to pay him as a result of the sale of the Property to the Buyer.

(d)	Annaco will be responsible for any and all contributions and premium payments required to be made with respect to any Benefit Plan or Multiemployer Plan on or prior to the Effective Time. Buyer will be responsible for any and all contributions and premium payments required to be made with respect to the Annaco Welfare Plans referred to in Section 13.2 and the Multiemployer Plans provided for in the Union Contract after the Effective Time.

(e)	For a period of five years after the Closing Date, Sellers will not, and Sellers will cause Annaco’s shareholders and Affiliates not to, solicit the employment of a Transferred Employee (unless and until Buyer has terminated such employee’s employment).

(f)	Neither Sellers nor any of their Affiliates will maintain any group health plan for the benefit of their employees after the Closing Date, therefore, Buyer must satisfy all obligations under COBRA related to Annaco’s group health plan with respect to each M&A Qualified Beneficiary as defined in Treasury Regulation Section 54.4980B-9, Q&A-4.

Section 13.2 Salaries and Benefits. For a period of six months following Closing, the wages and salaries, and the benefits, to be provided by Buyer to the Transferred Employees other than William Lowery must be substantially similar in the aggregate to those provided by Annaco to such employees (but specifically excluding bonuses paid by Annaco), provided that Sellers acknowledge that the Transferred Employees will not be permitted to participate in Buyer’s 401(k) plan until a Transferred Employee has been employed by Buyer for a period of six (6) months, subject to Buyer’s good faith determination that a material adverse change in economic conditions of the Business requires a change in compensation or benefit levels. Nothing in this Agreement shall be construed to prevent Buyer from terminating any employee after the Closing. Subject to the requirements of applicable law, Buyer will cause the Transferred Employees to be given credit, under each of the Buyer’s employee benefit plans in which the Transferred Employees are eligible to participate, for all service with Annaco for eligibility and vesting purposes to the extent permitted under the Buyer’s employee benefit plan and except to the extent such credit would result in a duplication of benefits. To the extent permitted by the group health plan applicable to the Transferred Employees after Closing, Buyer will waive any exclusion or limitation with respect to any pre-existing condition of a Transferred Employee or his or her beneficiaries under any group health plan maintained by the Buyer for the benefit of a Transferred Employee. Effective on the Closing Date, Buyer or an Affiliate will assume the sponsorship of (a) the Annaco, Inc. Union Employee Benefit Health Plan – Kaiser Permanente, Group #7643, (b) the Annaco, Inc. Employee Health Benefit Plan, Non-Union, Anthem Blue Cross & Blue Shield, (c) the Annaco, Inc. Group Term Life Insurance and Short-Term Disability for Union Employees, American United Life Insurance, Policy #G00603987-0000-000, (d) the Annaco, Inc. Group Term Life Insurance for Non-Union Employees, Anthem Life, Policy # 0029773, (e) the Annaco, Inc. Section 125 Plan, (f) the Annaco, Inc. Short-Term Disability Benefit Plan for Non-Union Employees and (g) the United Here Supplemental Insurance and Benefit Plans (collectively, the “Annaco Welfare Plans”) subject to the applicable insurance company’s approval of the assumption and the assignment of the underlying insurance contracts to the Buyer. Annaco shall cause amendments to be prepared to change the sponsorship and administration of the Annaco Welfare Plans from Annaco to Buyer as described in this Section. After such amendment, such Annaco Welfare Plans shall continue in effect as follows:

(a)	Annaco and its Affiliates shall cease to be participating employers and no current or former employees of Annaco or its Affiliates other than the Transferred Employees shall be eligible to participate in such plans;

(b)	The benefit elections made by participants under such Annaco Welfare Plans shall continue in effect for the remainder of the current plan year, subject to such participants’ rights set forth in such plans to modify such elections;

(c)	Annaco shall transfer to Buyer any employee contributions required for coverage under such Annaco Welfare Plans to the extent such amounts have been or are withheld from employees’ paychecks through Closing but have not been or are not applied to pay premiums or provide benefits under such Annaco Welfare Plans;

(d)	Annaco shall transfer to Buyer any information regarding such Annaco Welfare Plans and each participant’s benefit elections under such Annaco Welfare Plans and shall otherwise cooperate with Buyer regarding the transfer of such Annaco Welfare Plans;

(e)	The insurance policies Annaco used to provide benefits under such Annaco Welfare Plans immediately prior to the Closing Date will be assigned to Buyer or its Affiliate without any material modifications to the terms thereof;

(f)	Buyer shall have the right to amend or terminate the Annaco Welfare Plans at any time after Closing; and

(g)	Annaco shall be solely responsible for all premiums required to be paid in connection with the Annaco Welfare Plans through the Effective Time.

Section 13.3 Workers’ and Unemployment Compensation. Annaco will cooperate with Buyer in enabling Buyer to investigate Annaco’s workers’ and unemployment compensation experience ratings, and if Buyer requests, Annaco will cooperate with Buyer to enable Buyer to succeed to such ratings.

Section 13.4 Successor Employer. Annaco and Buyer will (i) treat Buyer as a successor employer and Annaco as a predecessor employer, within the meaning of IRC § 3121(a)(1) and 3306(b)(1), with respect to the Transferred Employees for purposes of the Taxes imposed under the United States Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”) and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year 2007, provided that in no event will any Buyer Party be deemed to have assumed pursuant to this Section 13.4 any liabilities of Annaco to pay payroll taxes arising or accrued prior to the Effective Time under FUTA or FICA. With respect to any applicable Tax law relating to employment, unemployment insurance, Social Security, disability, payroll, health care, or similar Tax, other than Taxes imposed under FICA and FUTA, Annaco and Buyer will treat Buyer as a successor employer and Annaco as a predecessor employer, within the meaning of the relevant provisions of such Tax law with respect to the Transferred Employees and will cooperate with each other to avoid, to the extent possible, the filing of more than one individual reporting form pursuant to each such Tax law with respect to each Transferred Employee for calendar year 2007. Annaco and Buyer will report on a predecessor-successor basis with respect to any of Annaco’s employees who are not hired by Buyer regarding the filing of IRS forms W-2, W-3 and 941 after the Effective Time and Buyer will assume the Annaco’s obligation to furnish W-2 forms to such employees for all of calendar year 2007. Buyer’s obligation under this Section 13.4 is contingent upon its receipt of all necessary information from Annaco to fulfill its reporting responsibilities. Buyer has no obligation to request additional data or verify the accuracy of data submitted by Annaco and is entitled to rely on such data.

Article 14

Environmental Matters

Section 14.1 OEPA Claims. Annaco will have the exclusive right to negotiate and shall continue to use Reasonable Best Efforts to settle with the Ohio Environmental Protection Agency (“OEPA”) prior to and, if necessary, after the Closing Date the specific claims made by the OEPA against Annaco and described on Exhibit 14.1 (the “OEPA Claims”), provided, that, from and after the date hereof, Annaco will not without Buyer’s prior written consent (not to be unreasonably withheld or delayed) enter into any settlement or other agreement with OEPA in respect of the OEPA Claims that (a) requires Buyer to make any significant changes in the operations of the Business or (b) significantly increases Buyer’s costs of operating the Business. Annaco will remain liable for the civil penalties, if any, assessed by OEPA as a result of the OEPA Claims and Annaco will not have any further responsibility for the OEPA Claims beyond that provided for in the preceding provisions of this Section 14.1 and Section 14.2.

Section 14.2 Mound Removal. If not accomplished prior to Closing, Annaco will after Closing remove the mound adjacent to the Little Cuyahoga River on the Real Property currently owned by Ocanna in accordance with the OEPA settlement, including in any event, the following: (1) removal of the mound down to the elevation of the adjacent “flat” property; (2) covering of the mound “footprint” with compacted clean soil (approximately 6 inches) and adding an additional layer of soil of not more than six (6) inches (or more if required by OEPA) to create a berm between the Ocanna Real Property and the adjoining river where the mound was located; and (3) seeding the cover soil (including the berm) with grasses or other vegetation (collectively, the “Removal Requirements”). If the mound is not removed prior to Closing, Annaco will escrow with CTA at Closing $350,000 which represents an amount equal to 100% — 200% of the estimated cost of the Removal Requirements and may draw on those funds to pay for such costs as they are incurred. CTA will hold the funds described in the previous sentence in escrow pursuant to the terms of an escrow agreement reasonably satisfactory to Buyer and Annaco (“Escrow Agreement”). Annaco will remain responsible for excess costs of the Removal Requirements over the escrowed amount, if any, and the funds, if any, held in escrow after the completion of and payment for the Removal Requirements must be paid to Annaco.

Section 14.3 Buyer’s Environmental Obligations. Following the Closing, Buyer must comply with all Legal Requirements pertaining to the operation of the Business and the Real Property, including :

(a)	requirements for the storage of roto sort on the Real Property;

(b)	Environmental Authorizations for the blockbreaker used oil burner and bag house; and

(c)	maintenance of the vegetation and surrounding area planted as part of the Removal Requirements and to protect same against erosion.

Section 14.4 Environmental Authorizations. Notwithstanding the representations and warranties contained in Section 3.19 of this Agreement, or any other provision of this Agreement other than Sections 14.1, 14.2 and 14.5, Sellers disclaim and will have no liability for indemnification or otherwise for any failure of Sellers, or any one of them, to comply with any Environmental Requirements or to have any Environmental Authorizations.

Section 14.5 Environmental Remediation If Buyer, in its reasonable discretion, determines that any environmental contamination or damage caused by or resulting from the presence of Hazardous Substances in groundwater on the Real Property has occurred, Buyer shall be permitted, subject to the last 2 sentences of this Section 14.5,  to commence remediation of such contamination or damage and Buyer shall (a) notify Sellers regarding such determination and (b) provide to Sellers reasonable evidence supporting Buyer’s determination to perform such remediation. Any costs and expenses incurred by Buyer in connection with performing such remediation shall be allocated as follows: (i) the first $150,000 shall be paid solely by Buyer; (ii) the next $700,000 shall be paid by Sellers, on the one hand, and Buyer, on the other hand, in equal shares; and (iii) thereafter, all amounts shall be paid solely by Buyer. Buyer shall deliver to Sellers reasonable evidence of Buyer’s costs and expenses incurred in connection with such remediation. Sellers shall have no liability pursuant to this Section 14.5 for any claims not initially made by Buyer prior to the third anniversary of the Closing Date.  Notwithstanding the foregoing, prior to the commencement by Buyer of any remediation pursuant to this Section 14.5, Buyer and Sellers shall cooperate in good faith for a period of ninety (90) days to agree upon a plan of remediation.  The parties failure to agree upon a plan of remediation shall not affect the parties respective rights and obligations pursuant to this Section 14.5, provided that Sellers shall not be liable for any costs or expenses resulting from remediation performed by Buyer without Sellers consent to the extent such remediation results from Buyer’s failure to be reasonable.

To evidence their agreement to the foregoing, the parties hereto have executed this instrument as of the 29th day of June, 2007.

Metalico Akron, Inc.

By:
Its:

Metalico Akron Realty, Inc.

By:
Its:

Annaco, Inc.

By:

Its:

943 Hazel LLC

By: B.H.B. Land Company, Its Sole Member

By:

Its:

Ocanna Plant II LLC

By: B.H.B. Land Company, Its Sole Member

By:

Its:

Appendix

The capitalized words appearing below have the definitions set forth below. The singular of a plural defined term means one of the defined item; the plural of a singular defined term means more than one or all of the defined items.

“Affiliate” means as to any person or entity, any other entity controlled by, controlling, or under common control with the first person or entity. For purposes of this definition, “control” (including “controlling”, “controlled by”, and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and will be construed in the same manner as in the rules promulgated under the federal securities laws. As to the Sellers, an Affiliate does not include any person or entity other than the shareholders of Annaco and any entity controlled directly or indirectly by the shareholders of Annaco.

“Benefit Plans” means Employee Benefit Plans with respect to which Annaco currently is, or during the six (6) year period preceding the date hereof has been, the sponsor, a party or obligated to make contributions or which Annaco has any liability with respect to any present or former employee, officer of director of Annaco other than a Multiemployer Plan..

“Breach” means any inaccuracy in or breach of, or any failure to perform or comply with, a representation, warranty, covenant, obligation, or other provision of this Agreement or the Membership Interest Purchase Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Consent” means an approval, consent, ratification, waiver, or other authorization (including a Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including:

(a)	the sale of the Property by Annaco to Buyer;

(b)	the sale of the Membership Interests by the LLC Affiliates to Akron Realty; and

(c)	the performance by the Buyer Parties and Sellers of their respective covenants and obligations under this Agreement.

“Damages” means any losses, damages, assessments, costs and expenses, including, without limitation, damages awarded by a court or arbitrator, fines imposed by a Governmental Body, penalties, interest, amounts paid in settlement and reasonable attorneys’ fees incurred in defending a Third Party Claim.

“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), or any bonus, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, change in control, termination, stock option or purchase plan, restricted stock, phantom stock, hospitalization, disability, life or other insurance plan, or other employee fringe benefit plan, program or arrangement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Authorization” means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available pursuant to any Environmental Requirement or under the authority of any Governmental Body charged with the responsibility of protecting the Environment.

“Environmental Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Requirement, including those consisting of or relating to:

(d)	any health or safety matter or condition pertaining to the Environment (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(e)	any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Requirement;

(f)	financial responsibility under any Environmental Requirement for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Requirement (whether or not such Cleanup has been required or requested by any Governmental Body or any other person) and for any natural resource damages; or

(g)	any other compliance, corrective or remedial measure required under any Environmental Requirement.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

“Environmental Requirement” means any Legal Requirement that requires or relates to:

(h)	advising appropriate authorities, employees, and the public of intended or actual releases of Hazardous Substances, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(i)	preventing or reducing to acceptable levels the release of Hazardous Substances into the Environment;

(j)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(k)	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(l)	protecting resources, species, or ecological amenities;

(m)	reducing to acceptable levels the risks inherent in the transportation of Hazardous Substances;

(n)	cleaning up Hazardous Substances that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(o)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

(p)	providing safe and healthful working conditions and reducing occupational safety and health hazards.

Environmental Requirements include the CERCLA; the Resource Conservation and Recovery Act, as amended (“RCRA”); the Toxic Substances Control Act, as amended (“TSCA”); the Clean Air Act, as amended (“CAA”); the Federal Water Pollution Control Act, as amended (“FWPCA”); the Oil Pollution Act of 1990, as amended (“OPA”); the Occupational Safety and Health Act, as amended (“OSHA”); and the Safe Drinking Water Act, as amended (“SDWA”); and their state and local counterparts or equivalents.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means, with respect to Annaco, any entity which is or has ever been a member of a “controlled group of corporations” with, or under “common control” with, Annaco (within the meaning of IRC §414(b) or (c)) or which is or has ever been a member of an “affiliated service group” with Annaco (within the meaning of IRC §414(m) or any entity which is or has ever been required to be aggregated with Annaco under Section 4001(b) of ERISA.

“Excess EBITDA” means the amount for each fiscal year (or for the remainder of fiscal 2007) that the EBITDA generated by the Business (as adjusted, if applicable, for the remainder of fiscal 2007 in the manner provided for in Section 2.1(c)) exceeds the EBITDA Floor (as such floor is to be proportionately reduced for the remainder of fiscal 2007 in accordance with Section 2.1(b)).

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements referred to in Section 3.5 were prepared.

“Governmental Authorization” means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any federal, state, local, municipal, foreign, or other government or any subdivision, agency, bureau, or department thereof.

“Hazardous Substance” means all substances, compounds, mixtures, pollutants and contaminants regulated under CERCLA, RCRA, CAA, FWPCA, OPA, OSHA, SDWA and similar state statutes.

“Intellectual Property” means:

(q)	assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications for the foregoing (collectively, “Marks”);

(r)	patents (“Patents”), patent applications and inventions and discoveries that may be patentable;

(s)	registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(t)	rights in mask works and software;

(u)	know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(v)	rights in internet web sites and internet domain names (collectively, “Net Names”).

“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the Treasury Department pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, regulation, statute, or treaty.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Permitted Encumbrances” means liens for property taxes and assessments not yet due and payable and the other items listed on Exhibit 5.8, together with mortgage and related liens securing financing to be repaid and released at the Closing.

“Proceeding” means an action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator.

“Reasonable Best Efforts” means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Reasonable Best Efforts under this Agreement does not require the person subject to that obligation to make any significant out of pocket expenditures or take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the Contemplated Transactions.

“Seller’s Knowledge” or any other reference to the knowledge of Sellers means only (a) the actual knowledge of (i) Morris Berzon, (ii) David Berzon, (iii) William Lowery or (iv) Jeff Bauer, and not to any other persons or entities, and (b) the actual (and not implied or constructive) knowledge of such individuals, without any duty on such individuals to conduct any investigation or inquiry of any kind. Under no circumstances shall any of such individuals have any personal obligations or liabilities under this Agreement for any knowledge they may have or otherwise.

“Tax” means any tax, levy, assessment, tariff, duty, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body (including any income tax, sales or use tax, property tax, or excise tax, workers’ compensation premiums, and unemployment compensation contributions).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.